CREDIT AGREEMENT
Dated March 30, 2007,
by and among
LEAF EQUIPMENT LEASING INCOME FUND III, L.P.
as the Borrower,
VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO
TIME
PARTIES HERETO,
as the Lenders,
and
NATIONAL CITY BANK,
as the Agent for the Lenders

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SCHEDULES AND EXHIBITS

Schedule I	—	Initial Commitments
Schedule 1.1	—	Form of Assignment Agreement
Schedule 6.7	—	Litigation
Schedule 6.9	—	Real Property
Schedule 6.11	—	Pension and Welfare Plans
Schedule 6.12	—	Environmental Disclosures
Schedule 10.2	—	Existing Indebtedness
Schedule 10.3	—	Existing Liens
Schedule 10.4	—	Existing Investments
Schedule 10.9	—	Transactions with Affiliates

Exhibit A	—	Form of Note
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Borrowing Base Certificate
Exhibit D	—	Form of Continuation/Conversion Notice
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Lender Assignment Acceptance

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CREDIT AGREEMENT
          THIS CREDIT AGREEMENT, dated March 30, 2007, is by and among LEAF EQUIPMENT LEASING INCOME FUND III, L.P., a Delaware limited partnership (the “Borrower”), the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), and NATIONAL CITY BANK, a national banking association (“National City”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”).
BACKGROUND
          The Borrower has requested a revolving credit facility, which the Lenders have agreed to extend to the Borrower on the terms and conditions of this Agreement for use by the Borrower to finance the purchase of Eligible Contracts (as defined below).
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound hereby, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          Section 1.1 Defined Terms. The following terms, when used in this Agreement, including its preamble and background, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural thereof):
          “Adjusted Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/100 of 1%) equal to the higher of (a) the Base Rate in effect on such day, and (b) the sum of the Federal Funds Rate in effect on such day plus 1/2 of 1%. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Adjusted Base Rate. The Agent will give notice promptly to the Borrower and the Lenders of changes in the Adjusted Base Rate; provided that the failure to give such notice shall not affect the Adjusted Base Rate in effect after such change.
          “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent to a Lender.
          “Affected Lender” is defined in Section 4.11(a).
          “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding however, any trustee under, or any committee with responsibility for administering, any Plan). “Control” of a Person means the power, directly or indirectly, (a) to vote 5% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable), or (b) to direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).
          “Agent” is defined in the preamble and includes each other Person appointed as the successor Agent pursuant to Section 12.4.
          “Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment is Twenty-Five Million Dollars ($25,000,000).
          “Aggregate Original Net Equipment Cost” means, as of any date of determination, an amount equal to the sum of the Original Net Equipment Costs of all Equipment then subject to an Eligible Contract.
          “Aggregate Net Present Value” means, as of any date of determination, an amount equal to the sum of the Net Present Values of all Eligible Contracts.
          “Agreement” means, on any date, this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.
          “Applicable Margin” means, (a) as to any Base Rate Loan, 0.0%, and (b) as to any LIBOR Loan or LIBOR Flex Rate Loan, 1.75%.
          “Asset Management” means LEAF Asset Management, LLC, a Delaware limited liability company.
          “Assignee Lender” is defined in Section 13.11(a).
          “Assignment Agreement” means an Assignment Agreement, in the form set forth as Schedule 1.1 hereto pursuant to which the Borrower purchases Contracts from LEAF Funding.
          “Authorized Officer” means any of the president, the chief executive officer, the chief operating officer, the chief financial officer or the treasurer of Asset Management or such other representative of Asset Management as may be designated in writing by any one of the foregoing with the consent of the Agent, such consent not to be unreasonably withheld; and, with respect to financial statements, financial covenants and borrowing base calculations, the chief financial officer, chief executive officer, chief operating officer or the treasurer of Asset Management.
          “Base Rate” means, at any time, the rate of interest then most recently established by the Agent in Cleveland, Ohio, as its base rate for U.S. dollars loaned in the United States. The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Agent in connection with extensions of credit.

          “Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Adjusted Base Rate.
          “Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
          “Borrower” means LEAF Equipment Leasing Income Fund III, L.P., a Delaware limited partnership, together with its successors and permitted assigns.
          “Borrowing” means the Loans of the same type and, in the case of LIBOR Loans, having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request.
          “Borrowing Base” means at any time the lesser of (a) ninety percent (90%) of the then Aggregate Net Present Value, and (b) one hundred percent (100%) of the Aggregate Original Net Equipment Cost; provided that, in performing such calculation, the Aggregate Net Present Value and Aggregate Original Net Equipment Cost shall be reduced by such amount as may be necessary in order that: (i) no more than an amount equal to five percent (5%) of the Aggregate Commitment is attributable to any single Lessee; (ii) no more than an amount equal to ten percent (10%) of the Aggregate Commitment is attributable to progress payments; (iii) none of either such amount is attributable to any Contract or Equipment the value of which has been used in six months or more of previous calculations of the Borrowing Base, except with respect to any Contract (and any related Equipment) with a payment period of not greater than 12 months from the date of the first scheduled payment thereunder, as to which, no more than an amount equal to twenty percent (20%) of the Aggregate Commitment is attributable to such Contracts (and any related Equipment); (iv) no more than an amount equal to five percent (5%) of the Aggregate Commitment is attributable to Contracts whereby the related lessee is an Affiliate of the Borrower; and (v) no more than an amount equal to twenty percent (20%) of the Aggregate Commitment is attributable to Contracts with initial stated terms of greater than 120 months.
          “Borrowing Base Certificate” means a certificate duly completed and executed by an Authorized Officer, substantially in the form of Exhibit C hereto.
          “Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer, substantially in the form of Exhibit B hereto.
          “Business Day” means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Cleveland, Ohio, and (b) relative to the making, continuing, prepaying or repaying of any LIBOR Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.
          “Capital Expenditures” means, with respect to any Person, for any period, the aggregate amount of all expenditures of such Person for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures.

          “Capital Securities” means, with respect to any Person, any and all shares, interests (including partnership interests or limited liability company interests), participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date.
          “Capitalized Lease Liabilities” means, which respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capital leases, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
          “Cash Equivalent Investment” means, at any time: (a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time; (b) commercial paper maturing not more than 270 days from the date of issue, which is issued by (i) a corporation (other than an Affiliate of the Borrower) organized under the laws of any State of the United States or of the District of Columbia and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (ii) any Lender (or its holding company) rated A-1 or higher by S&P or P-1 or higher by Moody’s; (c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance and overnight bank deposits, which is issued by either (i) any bank organized under the laws of the United States (or any State thereof) and which has (x) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, or (ii) any Lender; (d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; or (e) any money market fund, 90% of the assets of which are comprised of any of the items specified in clauses (b) and (c) above and as to which withdrawals are permitted at least every 90 days and which do not have restrictions on liquidation rights.
          “Casualty Payment” means, as to any Contract, any payment under such Contract, made in connection with an Event of Loss with respect to any Equipment subject to such Contract, that terminates all or a portion of the related Lessee’s obligation to make subsequent Lease Payments pursuant to the terms of such Contract.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
          “Change in Control” means Asset Management, shall cease to be either (i) the general partner of the Borrower or (ii) a Subsidiary of Resource America, Inc.

          “Closing Date” means the date this Agreement becomes effective pursuant to Section 5.1.
          “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, supplemented, reformed or otherwise modified from time to time.
          “Collateral” shall mean all tangible and intangible property, real and personal, of the Borrower that is the subject of a Lien granted pursuant to a Credit Document to the Agent to secure the whole or any part of the Obligations or any guarantee thereof, and shall include all casualty insurance proceeds and condemnation awards with respect to any of the foregoing.
          “Commitment” means, as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I hereto, as the same may be increased, reduced or modified at any time or from time to time pursuant to the terms hereof.
          “Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer, substantially in the form of Exhibit E hereto, together with such changes thereto as the Agent may from time to time reasonably request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.
          “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is surety for or contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) any Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the maximum amount of the debt, obligation or other liability guaranteed thereby.
          “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer, substantially in the form of Exhibit D hereto.
          “Contract” means (i) a lease, loan or contract for use, hire or purchase of equipment, (ii) a practice acquisition loan, (iii) an ultimate net loss loan, (iv) other commercial contracts such as service and maintenance agreements, or (v) receivable financings secured by non-equipment collateral such as real estate, together with any assignments thereof and any delivery and acceptance certificate therefor, any guaranties and amendments, addendums and other modifications thereto.
          “Contract File” means, with respect to any item of Equipment (or Contract):
          (a) if subject to a Contract secured by such Equipment, the original (or a certified copy of the original) counterpart thereof that constitutes “chattel paper” for purposes of the UCC, if the Original Price for such Equipment is $250,000 or greater, or, for any Contract which does not constitute “chattel paper” (or for which the Original Price is an amount less than $250,000), a true and complete copy of the originally executed Contract; provided, however, for any Contract executed after the date of this Agreement, the Contract File shall contain an original counterpart or complete copy, as applicable, no later than ten (10) days after such Contract is executed;
          (b) with respect to any Contract in excess of $100,000, evidence or verification of an insurance policy covering such risks and amounts and otherwise complying with the requirements of the Servicing Standard and the related Contract for any related Equipment (except where the related Lessee is self-insured in accordance with the terms of this Agreement);
          (c) any loan or security agreement relating to such Equipment (or Contract) or any Contract related thereto, together with originals of any notes, instruments or documents relating thereto;
          (d) each receipt of acceptance by the applicable Lessee of such Equipment (or Contract), if any;
          (e) with respect to such Equipment (or Contract), each guaranty of any related Contract, if any;
          (f) each UCC financing statement, as filed, which relates to such Equipment (or Contract) or any related Contract, if any;
          (g) each amendment of any related Contract, if any; and
          (h) each assignment of any related Contract, if any.
          “Contract Payment” means, with respect to any Contract, the minimum monthly or other periodic contractual rental or loan payment required to be made thereunder.
          “Control Agreement” means an agreement in form and substance satisfactory to the Agent which provides for the Agent to have “control” (as defined in Section 8-106(c) and (d) of the UCC, as such term relates to an uncertificated security or a security entitlement (as such terms are defined therein) or as used in Section 9-104 of the UCC, as such term relates to Deposit Accounts).
          “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
          “CP Facility” means any commercial paper conduit facility, securitization facility, warehouse line or similar credit facility maintained by any LEAF SPE.
          “Credit Documents” collectively means this Agreement, the Notes, the Security Agreement, the Intercreditor Agreement, the Lockbox Agreement, any Control Agreement and

each other agreement pursuant to which the Agent is granted a Lien to secure the Obligations, and each other agreement, certificate, document or instrument delivered in connection with any Credit Document, whether or not specifically mentioned herein or therein; provided that such term shall not include any Secured Hedging Agreement.
          “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
          “Defaulted Contract” means any Contract for which: (a) any Contract Payment (or portion thereof) owing thereunder is more than 61 days delinquent (measured from its contractual due date); (b) the related Lessee is in default under any other provision of such Contract not dealt with in clause (a) and any applicable grace and/or cure period set forth in such Contract has expired and the Borrower has in accordance with its normal procedures declared such Contract to be in default; or (c) the Borrower has otherwise determined that the remaining amounts owing by the Lessee under such Contract are expected to be uncollectible.
          “Defaulting Lender” is defined in Section 4.11(a).
          “Deposit Accounts” means any and all demand, time, savings, passbook, lockbox or other accounts with a bank or other financial institution, including general deposit and cash concentration accounts, in which any cash, payments or receipts of or for the benefit of any Borrower are or are to be deposited, and all deposits therein and investments thereof, whether now or at any time hereafter existing.
          “Disposition” means any (a) sale, transfer, lease or other conveyance (including by way of merger, condemnation, casualty loss or sale/leaseback) of, (b) the granting of options or other rights to sell, transfer, lease or otherwise convey, any, or (c) the receipt of any condemnation, insurance or similar proceeds with respect to any casualty loss of, the Borrower’s assets (including the sale of Contracts or accounts receivables and the sale of Capital Securities, but not including an issuance of Capital Securities) to any other Person in a single transaction or event or series of related transactions or events.
          “Dollar” and the sign “$” mean lawful money of the United States.
          “Eligible Contract” means a Contract owned by the Borrower that, as of any date of determination, complies with the covenants set forth in this Agreement and each of the following requirements:
          (a) Such Contract originated in the ordinary course of the Borrower’s business and is not a Defaulted Contract;
          (b) Such Contract is a legal, valid and binding full recourse payment obligation of the related Lessee enforceable in accordance with its terms (except as may be limited by applicable insolvency, bankruptcy, moratorium, reorganization, or other similar laws affecting enforceability of creditors’ rights generally and the availability of equitable remedies) and is in full force and effect, is not subject to any defense, counterclaim or right of setoff, and has not been satisfied, subordinated or rescinded;

          (c) The initial stated term of such Contract is not greater than 180 months;
          (d) With the exception of any Contracts with a Governmental Authority required by law to have provisions to the contrary, the Lessee’s obligations under such Contract are “hell or high water” obligations that are, among other characteristics, non-cancelable, unconditional and not subject to any right of set-off, rescission, counterclaim, offset, reduction or recoupment except that, upon making of a Casualty Payment under such Contract, the obligation of the related Lessee to make Lease Payments thereunder may be reduced accordingly;
          (e) Such Contract contains provisions requiring the Lessee to pay all sales, use, excise, rental, property or similar taxes imposed on or with respect to any related Equipment and to assume all risk of loss, damage, or destruction of such Equipment, and such Contract requires the Lessee to maintain any related Equipment in good and workable order and to obtain and maintain liability insurance, physical damage insurance and liability insurance on such Equipment subject thereto and to name the lessor (including any private label lessor) or lender under the Contract as a loss payee and an additional insured with respect thereto;
          (f) The pledge by the Borrower to the Agent of a security interest in such Contract and the related Equipment will not violate the terms or provisions of such Contract or any other agreement to which any Borrower is a party or by which it is bound;
          (g) Such Contract has not been rewritten or amended, other than in accordance with the written policies and procedures of Borrowers and consistent with their past practice, such that the amount of any Contract Payment owing pursuant to the terms of such Contract has been decreased, or any other obligations of the Lessee under such Contract have been diminished, due to any payment default or delinquency or the related Lessee’s financial inability to make such payments;
          (h) The related Lessee is not subject to any action in bankruptcy, receivership, reorganization, insolvency or other material adverse change in its condition (since entering into the Contract);
          (i) All payments owing under such Contract are required to be made in Dollars;
          (j) Such Contract provides for the acceleration of all Lease Payments thereunder upon default by the Lessee;
          (k) Such Contract requires that, if an Event of Loss occurs, the related Lessee must take one of the following actions: (i) either (A) restore or repair the affected Equipment to good repair, condition and working order or (B) replace the Equipment with like equipment of the same or later model in good repair, condition and working order, and, in either case, continue to make Contract Payments on its regularly scheduled basis despite the occurrence of such Event of Loss; or (ii) make a lump sum payment in an amount that is not less than the then Net Present Value;
          (l) Such Contract and the Equipment subject to such Contract are not subject to any Liens other than Permitted Liens;

          (m) The Agent has a first priority perfected security interest in such Contract (subject only to Permitted Liens), and a complete Contract File for such Contract is maintained either (i) with a custodian who holds such Contract Files for the benefit of the Agent, or (ii) in the chief executive office of the Borrowers (or such other location as is owned or, to the extent subject to a satisfactory landlord waiver in favor of the Agent, leased by the Borrower), in a secure and fireproof filing cabinet clearly identifying the contents thereof as Collateral hereunder, pledged to the Agent.
          (n) The Agent (directly or through the Borrower) has a first priority perfected security interest in any Equipment subject to a finance lease (to the extent such Equipment has, in the aggregate, an Original Net Equipment Cost of $25,000 or more);
          (o) The Lessee and each item of Equipment subject to such Contract are domiciled or located within the United States and Puerto Rico, as applicable; and
          (p) Such Contract is eligible for financing under a CP Facility.
          provided that, compliance with paragraph (m) above is hereby waived for the first three (3) Business Days following acquisition of such Contract pursuant to a Financed Acquisition.
          “Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.
          “Equipment” means inventory of the Borrower or equipment of a Lessee which is subject to a Contract or inventory of the Borrower held for the purpose of leasing or contracting for use, hire or purchase with clients of the Borrower.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.
          “Event of Default” is defined in Section 11.1.
          “Event of Loss” means, with respect to any Equipment as of any date of determination, any of the following events or conditions:
          (a) total loss or destruction thereof;
          (b) theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance first becomes known to the Borrower;
          (c) damage rendering such Equipment unfit for normal use and, in the judgment of the Borrower, beyond repair at reasonable cost; and
          (d) any condemnation, seizure, forced sale or other taking of title to or use of any such Equipment,

           provided, however, no Equipment shall be deemed to be subject to an Event of Loss for so long as the Lessee continues to pay any Lease Payments with respect to such Equipment without reduction or offset.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Exemption Certificate” is defined in Section 4.6(e).
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
          “Financed Acquisition” means an acquisition of Contracts or of a division or line of business of another Person, by the Borrower from any Person in which the following conditions are satisfied:
          (a) immediately before and immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (b) all transactions related thereto are consummated in accordance with applicable law; and
          (c) the Borrower shall have delivered to the Agent a Borrowing Base Certificate evidencing compliance immediately following such acquisition, giving pro forma effect to the consummation of such acquisition and all Loans made in connection therewith.
          “Fiscal Quarter” means a fiscal quarter of the Borrower.
          “Fiscal Year” means the fiscal year of the Borrower (ending each December 31).
          “GAAP” means generally accepted accounting principles in effect in the United States of America applied on a consistent basis.
          “Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Hazardous Material” means (a) any “hazardous substance”, as defined by CERCLA, (b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended, or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.
          “Hedging Agreements” means, with respect to any Person, any currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.
          “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.
          “Indebtedness” of any Person means all debts, liabilities and obligations of such Person including, without limitation:
          (a) all obligations of such Person for borrowed money;
          (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
          (c) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, banker’s acceptances and similar extensions of credit, whether or not drawn, issued for the account of such Person;
          (d) all Capitalized Lease Liabilities of such Person;
          (e) net liabilities of such Person under all Hedging Obligations;
          (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of equity interests, property or services, and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
          (g) Off-Balance Sheet Liabilities of such Person;
          (h) all Contingent Liabilities of such Person in respect of any of the foregoing (including any partial recourse obligation or liability to the maximum extent of such recourse, but excluding from any such amount, any fully non-recourse obligation or liability); and
          (i) all accounts payable, income taxes payable and other accrued liabilities.
          The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Liabilities” is defined in Section 13.4.
          “Indemnified Parties” is defined in Section 13.4.
          “Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of April 18, 2005, as amended, restated, supplemented or otherwise modified from time to time, by and among the LEAF Agent, LEAF Financial, Leaf Funding, Sovereign Bank, OFC Capital, a division of ALFA Financial Corporation, National City Commercial Capital Corporation f/k/a Information Leasing Corporation, National City Bank, WestLB AG, New York Branch, Commerce Bank, National Association, Merrill Lynch Equipment Finance LLC, Merrill Lynch Commercial Finance Corp., LEAF Institutional Direct Management, LLC, Lease Equity Appreciation Fund I, L.P., Lease Equity Appreciation Fund II, L.P., LEAF Fund I, LLC, LEAF Fund II, LLC, RCC Commercial, Inc., Resource Capital Funding, LLC, Black Forest Funding Corporation, Bayerische Hypo-Und Vereinsbank AG, New York Branch, U.S. Bank National Association, and any additional Persons who become parties thereto in accordance with the terms thereof.
          “Interest Period” means, relative to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan and shall end on (but exclude) the day which numerically corresponds to such date one, two, or three months thereafter provided, however, that:
          (a) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;
          (b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;
          (c) any Interest Period with respect to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
          (d) no Interest Period shall extend beyond the Termination Date; and
          (e) there shall be no more than six (6) different Interest Periods applicable to LIBOR Loans outstanding at any time.
          “Investment” means, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person (excluding, however, commission, travel, petty cash and similar advances to officers, employees, consultants and agents in the ordinary course of business), and (b) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment, provided however that any purchases of Contracts shall not be deemed to be Investments.
          “LEAF Agent” means National City, in its capacity as administrative agent under the LEAF Credit Agreement, or any successor thereto as administrative agent.
          “LEAF Credit Agreement” means that certain Credit Agreement, dated July 31, 2006, among the LEAF Financial and LEAF Funding, as Borrowers, the lenders thereunder, and the LEAF Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.
          “LEAF Financial” means LEAF Financial Corporation, a Delaware corporation.
          “LEAF Funding” means LEAF Funding, Inc., a Delaware corporation.
          “LEAF SPE” means any special purpose entity or similar bankruptcy remote entity, whether or not an Affiliate of the Borrower, for which LEAF Financial provides servicing under a Servicing Agreement.
          “Lease Payment” means, with respect to any Contract, any Contract Payment or other payment required to be paid by the related Lessee under such Contract.
          “Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit F hereto.
          “Lenders” is defined in the preamble (including any Person that becomes a Lender pursuant to Section 13.11(a)).
          “Lessee” means a Person that is contractually obligated to make rental or loan and other payments under a Contract (whether or not a lease), including any guarantor of such obligations.
          “Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio for the Borrower of (a) Total Liabilities to (b) Tangible Net Worth, each as of such date.
          “LIBOR” means, relative to any Interest Period for any LIBOR Loan, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered to Agent in the London interbank market at or about 11:00 a.m. London, England time two (2) Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of such LIBOR Loan and for a period approximately equal to such Interest Period.

          “LIBOR (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

LIBOR (Reserve Adjusted)	=	LIBOR
1.00 - LIBOR Reserve Percentage
          “LIBOR Flex Rate” means the quotient of (a) a fluctuating rate per annum which is designated or published from time to time by the Agent as being its “One Month LIBOR Rate” (which, unless Agent otherwise notifies the Borrower, shall be equal to the rate of interest (rounded upwards, if necessary, to the nearest 1/100th of 1%), at or about 11:00 a.m. London, England time, two (2) Business Days prior to the applicable Change Date (as defined below), as listed on the British Bankers Association Interest LIBOR 01 or 02 as provided by Reuters (or another similar service if Reuters is unavailable), as the rate at which Dollar deposits with a maturity of one month are offered to Agent in the London interbank market) (it being acknowledged that the LIBOR Flex Rate is not necessarily (i) the lowest rate of interest or the only “LIBOR” denominated interest rate then available from the Agent on fluctuating rate loans or (ii) calculated in the same manner as any other “LIBOR” denominated interest rate offered by the Agent) divided by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. It is further acknowledged that the LIBOR Flex Rate is not necessarily calculated in the same manner as any other “LIBOR” denominated interest rate offered by any other bank or published by any publication. The Agent will inform the Borrower of the current LIBOR Flex Rate upon their request. The interest rate change will not occur more often than once each month and shall be based on the LIBOR Flex Rate effective as of the last business day of each month (the “Change Date”) and apply thereafter until the next Change Date. If the LIBOR Flex Rate becomes unavailable during the term of any Loan, the Agent may designate a substitute index after notice to the Borrowers. The Borrower understands that Agent may make loans based on other indexes or rates as well.
          “LIBOR Flex Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the LIBOR Flex Rate.
          “LIBOR Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to LIBOR (Reserve Adjusted).
          “LIBOR Reserve Percentage” means, relative to any Interest Period for LIBOR Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

          “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.
          “Loan” means a loan made pursuant to Section 2.1(a).
          “Lockbox Agreement” means that certain Lockbox Agency and Control Agreement dated as of July 31, 2006, as amended, restated, supplemented or otherwise modified from time to time, among LEAF Financial, LEAF Funding, LEAF Institutional Direct Management, LLC, a Delaware limited liability company, Lease Equity Appreciation Fund I, L.P., a Delaware limited partnership, U.S. Bank National Association, in its capacity as Lockbox Agent and as Lockbox Bank thereunder, LEAF Agent, and any additional Persons who become parties thereto in accordance with the terms thereof.
          “Management Agreements” shall mean any agreements or arrangements among the shareholders and employment (including any phantom equity arrangements) and non-compete agreements or arrangements between the Borrower and any of its directors, officers or employees.
          “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, condition (financial or otherwise), assets, liabilities or prospects of the Borrower, (b) the ability of the Borrower to perform any of its obligations under any of the Credit Documents, (c) the rights and remedies of any Secured Party under any of the Credit Documents or (d) the legality, validity or enforceability of any of the Credit Documents.
          “Monthly Payment Date” means the first (1st) day of each month, or, if any such day is not a Business Day, the next succeeding Business Day.
          “Moody’s” means Moody’s Investors Service, Inc. or any successor.
          “National City” is defined in the preamble.
          “Net Disposition Proceeds” means with respect to any Disposition, the excess of:
          (a) the gross cash proceeds received by the Borrower, from any such Disposition and any cash payments in immediately available funds received in respect of promissory notes (or other non-cash consideration) delivered to the Borrower in respect thereof; over
          (b) the sum of (i) all reasonable and customary commissions, legal, and other professional fees, sales commissions and other reasonable and customary costs and disbursements, in each case actually incurred in connection with such Disposition, and (ii)

payments made by the Borrower to retire any Indebtedness of the Borrower where payment of such Indebtedness is required in connection with such Disposition.
          “Non-Excluded Taxes” means any Taxes other than net income, net profit and franchise taxes, and property (other than Taxes attributable to the Loan transactions), business privilege or capital stock (other than Taxes attributable to the Loan transactions), employment related or similar Taxes imposed with respect to the Agent or any Lender by any Governmental Authority under the laws of which the Agent or such Lender is organized, in which it maintains its applicable lending office or in which it is engaged in business activity through the presence of any office, employees, agent or other representative.
          “Non-U.S. Lender” means any Lender or Participant that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.
          “Note” means a promissory note of the Borrower payable to a Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
          “Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including, without limitation, any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans; (b) all other obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower arising under or in connection with a Credit Document or a Secured Hedging Agreement; and (c) all other fees, expenses and commissions (including, without limitation, attorney’s fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to any Secured Party, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, that relate to any Credit Document or Secured Hedging Agreement.
          “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
          “Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (c) any obligation of such Person under any Synthetic Lease or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
          “Organizational Document” means, relative to any Person, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests or authorized shares of Capital Securities.
          “Original Net Equipment Cost” means, with respect to any Equipment subject to an Eligible Contract, an amount equal to (a) the Borrower’s cost in accordance with GAAP, less (b) the amount of any advance, security deposit or other up-front payment made by the applicable Lessee to such Borrower with respect to such Equipment or the related Contract.
          “Original Price” means, with respect to any Equipment subject to a Contract (a) which is originated by LEAF Financial or LEAF Funding, the original invoice price of any related Equipment subject to such Contract, and, (b) any other such Equipment, the amount paid by LEAF Financial or LEAF Funding to purchase the related Contract.
          “Other Taxes” means any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment made or required to be made under any Credit Document or from the execution, delivery, registration, recording or enforcement of any Credit Document.
          “Participant” is defined in Section 13.11(b).
          “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
          “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
          “Percentage” means, relative to any Lender, the percentage opposite its name on Schedule I hereto under the Commitment column or set forth in a Lender Assignment Agreement under the Commitment column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and delivered pursuant to Section 13.11(a).
          “Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
          “Plan” means any Pension Plan or Welfare Plan.
          “Register” is defined in Section 13.11(c).
          “Related Fund” means, with respect to any Lender, any fund that invests in loans and whose decisions relating to such loans is controlled (by contract or otherwise) by such

Lender or, in the case of a Lender that is a fund, by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means a “release”, as such term is defined in CERCLA.
          “Required Lenders” means Lenders holding more than fifty percent (50%) of the Total Exposure Amount.
          “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.
          “Restricted Payment” means (a) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of the Borrower) on, or the making of any payment (including, without limitation, principal, interest, fees or expenses) or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any class of Capital Securities of the Borrower or any options, warrants, or other rights to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of the Borrower or otherwise, or (b) any payment by the Borrower of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is an Affiliate or executive officer of any such Person, but excluding any such salary, bonus or other form of compensation to the extent approved by Parent.
          “S&P” means Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor.
          “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement /ofac/sanctions/index.html, or as otherwise published from time to time.
          “Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
          “SEC” means the Securities and Exchange Commission.
          “Secured Hedging Agreement” means, collectively, any Hedging Agreement entered into by the Borrower under which the counterparty of such agreement is (or at the time such agreement was entered into, was) a Lender or an Affiliate of a Lender.
          “Secured Hedging Obligations” means any Obligations with respect to Secured Hedging Agreements.

          “Secured Parties” means, collectively, the Lenders, the Agent, each counterparty to a Secured Hedging Agreement, and (in each case) each of their permitted respective successors, transferees and assigns.
          “Security Agreement” means the Security Agreement executed and delivered by the Borrower pursuant to this Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.
          “Servicer Default” means any default by LEAF Financial under any Servicing Agreement, in connection with which, (a) the Borrower has received notice and which is not cured within the period allowed under such Servicing Agreement and (b) the result of which is to permit the removal of the Borrower as servicer.
          “Servicing Agreement” means any agreement pursuant to which LEAF Financial agrees to service Contracts owned by the Borrower or an Affiliate of the Borrower or a LEAF SPE.
          “Servicing Standard” means the degree of diligence, prudence, skill and care with which the Borrower customarily service Contracts held for their own account and, in any event, in a manner consistent with the customary and usual practices of other servicers of comparable contracts and equipment.
          “SFAS 133/138” means, Statement of Financial Accounting Standards No. 133 – “Accounting for Derivative Instruments and Hedging Activities” and Statement of Financial Accounting Standards No. 138 – “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment to FASB Statement No. 133” issued by the Financial Accounting Standard Board, as such pronouncement may be amended from time to time in accordance with its terms.
          “Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.
          “Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) if both (a) the lease is not a capital lease in accordance with GAAP and (b) the lessee is claiming ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
          “Tangible Net Worth” means the aggregate value of (a) the Borrower’s capital stock plus retained earnings plus paid-in-surplus minus treasury stock, less (b) trademarks, goodwill, covenants not to compete and all other assets classified as intangible assets determined in accordance with GAAP (with no adjustment for other comprehensive income accounted for pursuant to SFAS 133/138).

          “Taxes” means any and all income, stamp or other taxes, duties, levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
          “Termination Date” means the earliest of (a) September 30, 2007, and (b) the date on which the Commitments are terminated in full or permanently reduced to zero pursuant to the terms of this Agreement.
          “Total Exposure Amount” means, on any date of determination, the outstanding principal amount of all Loans and the unfunded amount of the Commitments.
          “Total Liabilities” means, on any date, without duplication, the outstanding principal (or equivalent) amount of all Indebtedness of the Borrower described in paragraphs “(a)”, “(b)” or “(c)” of the definition of “Indebtedness”, as of such date.
          “Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan, a LIBOR Loan or a LIBOR Flex Rate Loan.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the Commonwealth of Pennsylvania; provided, that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than Pennsylvania, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection.
          “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
          “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers, managing general partners or other voting members of the governing body of such Person.
          “Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.
          Section 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Credit Document, and each notice and other communication delivered from time to time in connection with this Agreement or any other Credit Document.
          Section 1.3 Cross-References. Unless otherwise specified, references in a Credit Document to any Article or Section are references to such Article or Section of such Credit Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

          Section 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Credit Document shall be interpreted, and all accounting determinations and computations thereunder (including under Article IX and the definitions used in such calculations) shall be made, in accordance with GAAP applied in the preparation of the most recent financial statements referred to in Section 5.1(e). If any preparation in the financial statements referred to in Section 7.1 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) results in a change in any results, amounts, calculations, ratios, standards or terms found in this Agreement from those which would be derived or be applicable absent such changes, the Borrower may reflect such changes in the financial statements required to be delivered pursuant to Section 7.1, but calculations of the financial covenants set forth in Article IX shall be made without giving effect to any such changes. Upon the request of the Borrower or any Secured Party, the parties hereto agree to enter into negotiations in order to amend the financial covenants and other terms of this Agreement if there occur any changes in GAAP that have a material effect on the financial statements of the Borrower, so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the Borrower and such other terms shall be the same in all material respects after such changes as if the changes had not been made. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower, in each case without duplication.
ARTICLE II
REVOLVING CREDIT FACILITY
          Section 2.1 Loans. Subject to the terms and conditions of this Agreement, from time to time on any Business Day occurring from and after the Closing Date but prior to the Termination Date, each Lender agrees, severally but not jointly, that it will make Loans to the Borrower equal to such Lender’s Percentage of the aggregate amount of each Borrowing of Loans requested by the Borrower; provided, that (a) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed the lower of (i) the Borrowing Base and (ii) the Aggregate Commitment; and (b) the principal amount of outstanding Loans (after giving effect to any amount requested) from any Lender to the Borrower shall not at any time exceed such Lender’s Commitment as set forth on Schedule I hereto. Each Loan by a Lender shall be in a principal amount equal to such Lender’s Percentage of the aggregate principal amount of Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans hereunder prior to the Termination Date.
          Section 2.2 Reduction of Aggregate Commitment Amount. The Borrower may (without premium or penalty), from time to time on any Business Day occurring after the Closing Date, voluntarily reduce the amount of the Aggregate Commitment on the Business Day so specified by the Borrower; provided, however, that all such reductions shall require at least three (3) Business Days’ prior notice to the Agent and be permanent, and any partial reduction of the Aggregate Commitment shall be in a minimum amount of $5,000,000 and in any integral multiple of $1,000,000 in excess thereof. Each Lender’s Commitment shall be reduced by its Percentage of the reduction of the Aggregate Commitment.

          Section 2.3 Borrowing Procedures. The Borrower shall give the Agent irrevocable prior written notice in the form of a Borrowing Request (a) not later than 1:00 p.m. on the day a Borrowing of a Base Rate Loan or LIBOR Flex Rate Loan is to be made and (b) at least three (3) Business Days prior to the date that a LIBOR Loan is to be made. Each Borrowing Request shall be (i) in the case of Base Rate Loans or LIBOR Flex Rate Loans, in a minimum amount of $100,000 and any integral multiple of $100,000 in excess thereof, and (ii) in the case of LIBOR Loans, in a minimum amount of $1,000,000 and any integral multiple of $500,000 in excess thereof, or, in either case, in the unused amount of the Commitment. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. Promptly upon receipt, the Agent will notify all Lenders of the receipt of the Borrowing Request. By 4:00 p.m. on the date of such Borrowing, each Lender shall deposit with the Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Agent shall specify from time to time by written notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the Borrower by wire transfer to the account the Borrower shall have specified in their Borrowing Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.
          Section 2.4 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Agent on or before 12:00 noon on a Business Day, the Borrower may from time to time irrevocably elect, on not less three (3) Business Days’ (but not more than five (5) Business Days) notice, that all, or any portion of any Borrowing of one Type of Loan may be converted into the other Type of Loan (or continued, as to any LIBOR Loan), in minimum amounts of $1,000,000 and any integral multiple of $500,000 in excess thereof; provided that, in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBOR Loan at least three (3) Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Loan shall, on such last day, automatically convert to a Base Rate Loan; provided further, that, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBOR Loans when any Default or Event of Default has occurred and is continuing.
          Section 2.5 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBOR Loan; provided, however, that such LIBOR Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBOR Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBOR Loans by purchasing Dollar deposits in the interbank eurodollar market.
          Section 2.6 Notes. The Borrower agrees that, upon the request to the Agent by any Lender, the Borrower will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Commitment. The Borrower hereby irrevocably authorize each Lender to make (or cause to be made) appropriate notations on any grid attached to such Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations or any error in any such notation shall not limit or otherwise affect any Obligations of the Borrower.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
          Section 3.1 Repayments and Prepayments; Application. The Borrower shall repay in full all principal, interest and Obligations on the Termination Date. Prior thereto, prepayments of Loans shall or may be made as set forth below.
                      (a) Voluntary Prepayments. From time to time on any Business Day, the Borrower may make a voluntary prepayment, in whole or in part, without premium or penalty, of the outstanding principal amount of any Loan; provided, however, that: (i) any such prepayment shall be applied, first, to any Base Rate Loans, second, to any LIBOR Flex Rate Loans, and, third, pro rata among LIBOR Loans having the same Interest Period, in the direct order of maturity of such Interest Periods; (ii) any such voluntary prepayment of any Loan made in part, and not in whole, shall be in a minimum amount of $500,000 and any integral multiple of $100,000 in excess thereof; and (iii) the Borrower shall comply with Section 4.4 in the event any LIBOR Loan is prepaid on any day other than the last day of the Interest Period for such LIBOR Loan.
                      (b) Mandatory Prepayments.
                           (i) Loan Prepayments. On any date when the sum of the aggregate outstanding principal amount of all Loans exceeds the lesser of (A) the Aggregate Commitment (as it may be reduced from time to time pursuant to this Agreement), and (B) the Borrowing Base, the Borrower shall make a mandatory prepayment of Loans in an aggregate amount equal to such excess.
                           (ii) Prepayments of Net Disposition Proceeds. Immediately upon the receipt by the Borrower of any Net Disposition Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Disposition Proceeds, to the extent necessary to comply with paragraph (i) above.
                           (iii) Prepayments upon Acceleration. Immediately upon any acceleration of any Loans pursuant to Section 11.2 or Section 11.3, the Borrower shall repay all the Loans, unless, pursuant to Section 11.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid). Such amounts shall be applied in accordance with Section 11.4.

          Section 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with the terms set forth below.
                      (a) Rates. Subject to Sections 2.3 and 2.4, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrower may elect that Loans comprising a Borrowing accrue interest at a rate per annum:
                           (i) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Adjusted Base Rate from time to time in effect plus the Applicable Margin;
                           (ii) on that portion maintained as a LIBOR Loan, during each Interest Period applicable thereto, equal to the sum of LIBOR (Reserve Adjusted) for such Interest Period plus the Applicable Margin; and
                           (iii) on that portion maintained from time to time as a LIBOR Flex Rate Loan, equal to the sum of the LIBOR Flex Rate from time to time in effect plus the Applicable Margin;
          All LIBOR Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Loan.
                      (b) Default Rate. Notwithstanding the foregoing, the Borrower will pay to the Agent, for the account of the party entitled thereto, interest, at a rate per annum (the “Default Rate”) equal to the Adjusted Base Rate from time to time in effect (or, as to any LIBOR Loan then outstanding, the LIBOR (Reserve Adjusted) rate applicable to such LIBOR Loan during the remainder of the related Interest Period prior to conversion thereof pursuant to Section 2.4), plus the sum of (i) the Applicable Margin applicable thereto and (ii) an additional margin of 3% per annum, to the fullest extent permitted by law, on any amount payable by the Borrower under any Credit Document to or for the account of the Agent or any Lender that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) or that is outstanding after the Agent has notified the Borrower that any other Event of Default exists and that the Default Rate will apply, for the period from and including the due date thereof, or in the case of other Events of Default, the date the Agent has notified the Borrower that the Default Rate will begin to accrue, to but excluding the date the same is paid in full (or in the case of any other Event of Default, until the Event of Default no longer exists). Interest payable at the Default Rate shall be payable from time to time on demand or, if not earlier demanded, on each Monthly Payment Date.
                      (c) Payment Dates. Interest accrued on each Loan shall be payable, without duplication:
                           (i) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
                           (ii) with respect to Base Rate Loans or LIBOR Flex Rate Loans, on each Monthly Payment Date;

                           (iii) with respect to LIBOR Loans, on the last Business Day of each applicable Interest Period;
                           (iv) with respect to any Base Rate Loans or LIBOR Flex Rate Loans converted into LIBOR Loans on a day when interest would not otherwise have been payable pursuant to clause (iii) above, on the date of such conversion; and
                           (v) on that portion of any Loan which is accelerated pursuant to Section 11.2 or Section 11.3, immediately upon such acceleration.
          Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether upon maturity, upon acceleration or otherwise) shall be payable upon demand.
                      (d) Maximum Rate. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
          Section 3.3 Fees. The Borrower agrees to pay the Agent a structuring and arrangement fee of $25,000, which fee shall be non-refundable.
ARTICLE IV
CERTAIN LIBOR AND OTHER PROVISIONS
          Section 4.1 LIBOR Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBOR Loan, the obligations of such Lender to make, continue or convert any such LIBOR Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBOR Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.
          Section 4.2 Deposits Unavailable. If the Agent shall have determined that:
                      (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in the relevant market; or

                      (b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans;
then, upon notice from the Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.1 to make or continue any Loans as, or to convert any Loans into, LIBOR Loans shall forthwith be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
          Section 4.3 Increased LIBOR Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, such Lender’s Commitment and the making of Loans hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBOR Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the date hereof of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes which are governed by Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Agent and the Borrower in writing of the occurrence of any such event, such notice stating in reasonable detail the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.
          Section 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBOR Loan) as a result of:
          (a) any conversion or repayment or prepayment of the principal amount of any LIBOR Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise;
          (b) any Loans not being made as LIBOR Loans in accordance with the Borrowing Request therefor; or
          (c) any Loans not being continued as, or converted into, LIBOR Loans in accordance with the Continuation/Conversion Notice therefor;
then, upon the written notice of such Lender to the Borrower (with a copy to the Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

          Section 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority (other than any law, regulation, directive, guideline, decision or request relating to Taxes which are governed by Section 4.6) affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, as a consequence of this Agreement, and such Secured Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Loans made by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrower, the Borrower shall within five (5) days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Secured Party may use any method of averaging and attribution that it (reasonably determined in good faith in its sole and absolute discretion) shall deem applicable.
          Section 4.6 Taxes The Borrower covenants and agrees as follows with respect to Taxes:
                      (a) Except as otherwise provided herein, any and all payments by the Borrower under any Credit Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are required by law to be deducted or withheld from any payment required to be made by the Borrower to or on behalf of the Agent or any Lender under any Credit Document, then:
                           (i) subject to clause (f), only if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary such that such payment is made, after withholding or deduction for or on account of such Taxes, in an amount that is not less than the amount provided for in this Agreement or such Credit Document; and
                           (ii) the Borrower shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable law.
                      (b) In addition, the Borrower shall pay any and all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable law.
                      (c) As promptly as practicable after the payment of any Taxes or Other Taxes, and in any event within 30 days of any such payment being due, the Borrower shall furnish to the Agent a copy of an official receipt (or a certified copy thereof) or other applicable documentation evidencing the payment of such Taxes or Other Taxes. The Agent shall make copies thereof available to any Lender upon request therefor.
                      (d) Subject to clause (f), the Borrower shall indemnify the Agent and each Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Agent or such Lender (whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority). Promptly upon receiving written notice from the Agent or any Lender or otherwise upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority. In addition, the Borrower shall indemnify the Agent and each Lender for any incremental Taxes that may become payable by the Agent or such Lender as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by the Agent or any Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date the Agent or such Lender makes written demand therefor, which demand shall include a certificate setting forth in reasonable detail the amount of such indemnification and the determination thereof. Such a certificate shall be presumed to be correct in the absence of demonstrable error. The Borrower acknowledges that any payment made to the Agent or any Lender or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a) above and this clause shall apply.
                      (e) Each Non-U.S. Lender, on or prior to the date on which such non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrower or the Agent or as otherwise required by law, but only for so long thereafter as such non-U.S. Lender is legally entitled to do so), shall deliver to the Borrower and the Agent, but only to the extent that it is permitted to do so under applicable tax law, either:
                           (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN or (y) Internal Revenue Service Form W-8 ECI, or in either case an applicable successor form; or
                           (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in clause (e)(i) above, (x) a certificate of a duly authorized officer of such Non-U.S. Lender to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code (such certificate, an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or applicable successor form to establish an exemption from United States backup withholding tax.
                      (f) In addition, each Non-U.S. Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances unique to the situation of such Lender renders the form or forms and/or Exemption Certificate provided under clause (e) above obsolete or inaccurate in any material respect, it will deliver to the Borrower a new, accurate form or forms and/or Exemption Certificate, as applicable to such Non-U.S. Lender, and such other forms as may be prescribed by law in order to confirm or establish the entitlement of such Non-U.S. Lender to an exemption from or reduction in United States federal withholding tax with respect to payments by the Borrower under the applicable Credit Document, but only to the extent that it is permitted to do under applicable tax law.
                      (g) The Borrower shall not be obligated to gross up any payments to any Lender pursuant to clause (a)(i) above, or to indemnify any Lender pursuant to clause (d) above, in respect of United States federal withholding taxes to the extent that such taxes are imposed as a result of (x) the failure of such Lender to deliver to the Borrower the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to clause (e) above, or, (y) such form or forms and/or Exemption Certificate not establishing a complete exemption from United States federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect; provided, however, that the Borrower shall be obligated to gross up any payments to any such Lender pursuant to clause (a)(i) above, and to indemnify any such Lender pursuant to clause (d), in respect of United States federal withholding taxes if any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from United States federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from United States federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in any material respect.
                      (h) If the Agent or any Lender receives a refund in respect of Taxes as to which it has been grossed up by the Borrower pursuant to clause (a)(i) above or indemnified by the Borrower pursuant to clause (d) above and the Agent or Lender, as applicable determines in its sole, good faith judgment that such refund is attributable to such gross up or indemnification, then the Lender or the Agent, as the case may be, shall pay such amount to the Borrower as the Lender or Agent determines to be the proportion of the refund as will leave it, after such payment, in no better or worse financial position with respect to Tax liabilities and related expenses than it would have been in absent such payment. Neither the Lenders nor the Agent shall be obligated to disclose information regarding its tax affairs or computations to the Borrower in connection with this clause (g) or any other provision of this Section 4.6.
          Section 4.7 Payments, Computations, etc Unless otherwise expressly provided in a Credit Document, all payments by the Borrower pursuant to each Credit Document shall be made by the Borrower to the Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff, deduction or counterclaim not later than 12:00 noon on the date due in same day or immediately available funds to such account as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time but before 5:00 p.m. on such date shall be deemed to have been received by the Agent on such date for purposes of Section 11.1(a), but for all other purposes shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Agent for the account of such Secured Party. Interest payable hereunder with respect to Base Rate Loans shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. Payments due on a day other than a Business Day shall (except as otherwise required by the definition of the term “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.
          Section 4.8 Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Loans made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party which has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrower agrees that any Secured Party purchasing a participation from another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.
          Section 4.9 Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Event of Default described in Section 11.1(i) or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Secured Party; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Secured Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each

Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Secured Party may have.
          Section 4.10 Mitigation; Time Limitation.
                      (a) Each Lender agrees that if any demand for payment under Sections 4.3, 4.4, 4.5, or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its reasonable discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Sections 4.3, 4.4, 4.5 or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section 4.1.
                      (b) Failure or delay on the part of any Secured Party to demand compensation pursuant to Sections 4.3, 4.4, 4.5 or 4.6 shall not constitute a waiver of such Secured Party’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Secured Party pursuant to the Sections 4.3, 4.4, 4.5 or 4.6 for any increased costs incurred or reductions suffered more than six months prior to the date that such Secured Party notifies the Borrower of the change giving rise to such increased costs or reductions and of such Secured Party’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).
          Section 4.11 Replacement of Lenders. Each Lender hereby severally agrees as set forth in this Section.
                      (a) If any Lender (an “Affected Lender”) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay to such Lender) amounts pursuant to Sections 4.3, 4.4, 4.5 or 4.6 and the payment of such additional amounts are, and are likely to continue to be, materially more onerous in the reasonable judgment of the Borrower with respect to the other Lenders or any Lender defaults under the terms hereunder (a “Defaulting Lender”), the Borrower may, within 30 days of receipt by the Borrower of such demand or notice (or the occurrence of such other event causing the Borrower to be required to pay such compensation) or from the date that such Lender becomes a Defaulting Lender, as the case may be, give notice in writing to the Agent and such Affected Lender or such Defaulting Lender, as the case may be, of its intention to replace such Affected Lender or Defaulting Lender, as the case may be, with a financial institution designated in such notice, subject to the other terms of this Agreement. If the Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such notice, notify the Borrower and such Affected Lender or such Defaulting Lender, as the case may be, in writing that the designated financial institution is satisfactory to the Agent (such consent not being required where such financial institution is already a Lender), then such Affected Lender or such Defaulting Lender, as the case may be, shall, subject to the payment of any amounts due pursuant to Section 4.4 by the Borrower, assign, in accordance with Section 13.11(a), all of its Commitments, Loans, Notes, and other rights and obligations under this Agreement and all other Credit Documents to such designated financial institution; provided, however, that (i) such assignment shall be without recourse, representation or warranty (except, with respect to representations and warranties, as to (A) such Affected Lender’s or such Defaulting Lender’s, as the case may be, then existing Commitment Amount(s) and the outstanding principal amount of Loans held by such Affected Lender or such Defaulting Lender, as the case may be, and (B) the absence of Liens arising by, through and under the Affected Lender or Defaulting Lender, as the case may be) and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such designated financial institution, (ii) the purchase price paid by such designated financial institution shall be in the amount of such Affected Lender’s or such Defaulting Lender’s Loans, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Section 4.3, 4.4, 4.5, 4.6, 13.3, and 13.4), owing to such Affected Lender or such Defaulting Lender, as the case may be, hereunder and (iii) the Borrower shall pay to such Affected Lender or Defaulting Lender, as the case may be, and the Agent all reasonable out-of-pocket expenses incurred by such Affected Lender or such Defaulting Lender, as the case may be, and the Agent in connection with such assignment and assumption (including the processing fees described in Section 13.11(a)).
                      (b) Upon the effective date of an assignment described in clause (a) above, the Borrower shall issue a replacement Note to such replacement Lender (but only if such replacement Lender requests such Note) and such institution shall become a “Lender” for all purposes under this Agreement and the other Credit Documents. Upon any such termination or assignment, such replaced Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of any provisions of this Agreement which by their terms survive the termination of this Agreement.
ARTICLE V
CONDITIONS TO CREDIT EXTENSIONS
          Section 5.1 Initial Loan. The obligations of the Lenders to fund the initial Loan shall be subject to the prior or concurrent satisfaction, each in the Agent’s reasonable discretion, or waiver of each of the conditions precedent set forth in this Article.
                      (a) Certificates, Resolutions, etc. The Agent shall have received from the Borrower:
                           (i) a copy of a current good standing certificate for the Borrower from the Secretary of State of (A) Delaware and (B) each State in which the nature of the Borrower’s business requires that it qualify to do business therein, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and
                           (ii) a certificate, dated the Closing Date, duly executed and delivered by the Borrower’s secretary as to:
                                (A) resolutions approved by Asset Management’s board of directors then in full force and effect authorizing the execution, delivery and performance by the Borrower of each Credit Document to be executed by the Borrower, and the transactions contemplated hereby and thereby;

                                (B) the incumbency and signatures of its Authorized Officers, authorized to act with respect to each Credit Document to be executed by the Borrower;
                                (C) the full force and validity of each Organizational Document of such Person and copies thereof; and
                                (D) any Management Agreement or shareholder or similar agreement to which the Borrower is a party.
                      (b) Delivery of Notes(a) . The Agent shall have received, for the account of each Lender that has requested a Note, such Lender’s Note duly executed and delivered by an Authorized Officer of the Borrower.
                      (c) Payment of Outstanding Indebtedness, etc. All Indebtedness other than that identified in Schedule 10.2 hereto, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full and the commitments in respect of such repaid Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Agent shall have received any Uniform Commercial Code termination statements (Form UCC-3) or other executed instruments as may be required in connection therewith. After giving effect to the foregoing, the Borrower shall have no Indebtedness other than Indebtedness permitted by this Agreement.
                      (d) Closing Fees, Expenses, etc. The Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Section 3.3 and, if then invoiced, Section 13.3.
                      (e) Financial Information; Material Adverse Effect. The Agent shall have received a pro forma (1) consolidated balance sheet of the Borrower and (2) Compliance Certificate, each as of the Closing Date and giving effect to the initial Loans, certified by an Authorized Officer, in form and substance satisfactory to Agent.
                      (f) Opinion of Counsel. The Agent shall have received opinions, dated the Closing Date and addressed to the Agent and all Lenders, from Ledgewood, counsel to the Borrower, in form and substance reasonably satisfactory to the Agent.
                      (g) Financing Statements. All Uniform Commercial Code financing statements (Form UCC-1) or other similar financing statements and Uniform Commercial Code termination statements (Form UCC-3) required pursuant to the Credit Documents shall have been filed by or delivered to a filing service company acceptable to the Agent.
                      (h) Credit Documents and Collateral Agreements. The Agent shall have received fully executed copies of this Agreement and each other Credit Document, including, without limitation:
                           (i) the Security Agreement, dated as of the Closing Date, duly executed and delivered by the Borrower, and a UCC financing statement (Form UCC-1) naming the Borrower as a debtor and the Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Agent pursuant to the Security Agreement;
                           (ii) the Agent and its counsel shall be satisfied that the Lien granted to the Agent, for the benefit of the Secured Parties in the collateral described above is a first priority (or local equivalent thereof) security interest (except for Liens permitted by Section 10.3 hereof); and no Lien exists on any of the collateral described above other than the Lien created in favor of the Agent, for the benefit of the Secured Parties, pursuant to a Credit Document (except for Liens permitted by Section 10.3 hereof) and shall have received:
                                (A) copies of UCC termination statements (Form UCC-3), if any, necessary to release all Liens and other rights of any Person in any collateral securing the Obligations, together with such other UCC termination statements (Form UCC-3) as the Agent may reasonably request from the Borrower; and
                                (B) copies of lien, tax, judgment and bankruptcy search reports, listing any liens and all effective financing statements which name the Borrower (under its present name and any previous names) as a debtor, together with copies any such financing statements;
                           (iii) the Intercreditor Agreement and the Lockbox Agreement shall be in full force and effect and no default shall exist thereunder; and
                           (iv) a joinder and an acknowledgement to the Intercreditor Agreement, shall have been duly authorized, executed and delivered to the lockbox agent under the Lockbox Agreement.
                      (i) Real Property. The Borrower shall have used its commercially reasonable efforts to obtain a landlord waiver for each of its leased real property locations, if any, each in form and substance satisfactory to the Agent.
                      (j) Consummation of Transaction, etc. The Agent shall have received evidence satisfactory to it that:
                                (i) There shall exist at and as of the Closing Date (after giving effect to the initial Loans hereunder) no conditions that would constitute a Default or an Event of Default; and
                                (ii) There shall exist no litigation or proceedings which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and all approvals of Governmental Authorities, if any, required in connection with the Credit Documents shall have been obtained and be in full force and effect.
          Section 5.2 All Loans. The obligation of each Lender to make any Loan (including the initial Loan) shall be subject to and the satisfaction of each of the conditions precedent set forth below.

                      (a) Compliance with Warranties, No Default, etc. Both before and after giving effect to any Loan the following statements shall be true and correct as of the date of such Loan:
                           (i) the representations and warranties set forth in each Credit Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date or, unless no longer true and correct as a direct result of the consummation of an acquisition or transaction permitted hereunder or consented to in writing by the Required Lenders);
                           (ii) no Material Adverse Effect has occurred and is continuing; and
                           (iii) no Default or Event of Default has occurred and is continuing.
                      (b) Loan Request, etc. The Agent shall have received a Borrowing Request if any Loan has been requested hereunder. Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of such Loan shall constitute a representation and warranty by the Borrower that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the statements made in Section 5.2(a) are true and correct.
                      (c) Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower shall be reasonably satisfactory in form and substance to the Agent and its counsel and the Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Agent or its counsel may reasonably request.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
          In order to induce the Secured Parties to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants on the date of each Loan (unless stated to relate to an earlier date) to each Secured Party as set forth in this Article.
          Section 6.1 Organization, etc. The Borrower is (i) validly organized and existing and in good standing under the laws of the State of Delaware, (ii) except where such failure to be so qualified could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, and (iii) has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Credit Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

          Section 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of each Credit Document and its participation in the consummation of all aspects of the Credit Documents, are in each case within the Borrower’s powers, have been duly authorized by all necessary action, and do not:
                      (a) contravene any (i) of the Borrower’s Organizational Documents, (ii) material contractual restriction binding on or affecting the Borrower, (iii) court decree or order binding on or affecting the Borrower or (iv) law or governmental regulation binding on or affecting the Borrower; or
                      (b) result in, or require the creation or imposition of, any Lien on the Borrower’s properties (except as permitted by this Agreement).
          Section 6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority, other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect and except for filings and registrations of any UCC financing statement, mortgages or intellectual property filings, all of which have been duly executed, where applicable, and delivered to the Agent on the Closing Date by the Borrower, as the case may be, is required for the due execution, delivery or performance by the Borrower of any Credit Document to which it is a party. The Borrower is not subject to registration under the Investment Company Act of 1940, as amended, or is otherwise subject to any other regulatory scheme limiting its ability to incur debt.
          Section 6.4 Validity, etc. The Credit Documents will, on the due execution and delivery thereof by the Borrower, constitute, the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).
          Section 6.5 Financial Information. The financial statements (other than projections) of the Borrower furnished to the Agent and each Lender pursuant to Section 5.1(e) have been prepared in accordance with GAAP as applied pursuant to the terms of this Agreement, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject, in the case of financial statements, to normal recurring year-end adjustments and the absence of notes. The projections furnished to Agent and each Lender pursuant to Section 5.1(e) are based on reasonable assumptions and such assumptions are believed by the Borrower to be fair in light of business conditions as they exist on the date of this Agreement. All balance sheets, all statements of operations, shareholders’ equity and cash flow and all other financial information the Borrower furnished or to be furnished pursuant to Section 7.1 have been and will for periods following the Closing Date (except for the aging reports referred to in Section 7.1(c) and the budget referred to in Section 7.1(d)) be prepared in accordance with GAAP as applied pursuant to the terms of this Agreement, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of notes.

          Section 6.6 No Material Adverse Effect; Compliance with Laws.
                      (a) No Material Adverse Effect has occurred since the date of delivery of the most recent audited financial statements delivered pursuant to Section 5.1(e) or Section 7.1(b).
                      (b) The Borrower is in material compliance with the requirements of all applicable laws, rules and regulations (including, without limitation, all Environmental Laws, ERISA, and the provisions of the Occupational Safety and Health Act, the Fair Credit Reporting Act and the Fair Labor Standards Act, each as amended, and the rules and regulations promulgated thereunder).
          Section 6.7 Litigation. There is no pending or, to the knowledge of the Borrower, threatened litigation, action or proceeding (a) except as disclosed in Schedule 6.7 hereto, affecting the Borrower or any of its properties, businesses, assets or revenues, which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (b) which purports to affect the legality, validity or enforceability of any Credit Document.
          Section 6.8 Subsidiaries. The Borrower has no Subsidiaries.
          Section 6.9 Ownership of Properties. Schedule 6.9 hereto sets forth the address of each real property location which the Borrower owns or leases, or on which any property of the Borrower is maintained, together with a description of any lease or bailment or warehouse arrangement, including the term of such arrangement and the contact information for the landlord, bailee or warehouseman. The Borrower owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of any owned personal property, good and valid title to, or, in the case of leased or licensed real or personal property, valid and enforceable leasehold or license interests (as the case may be) in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 10.3.
          Section 6.10 Taxes. The Borrower and each Subsidiary of the Borrower has filed all federal and state income tax returns, state and local sales, use and personal property tax returns, and all other material Tax returns and reports required by law to have been filed by it and has paid all federal and state income taxes, state and local sales, use and personal property taxes, and other material Taxes thereby shown to be due and owing, except any such Taxes which are not delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
          Section 6.11 Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Loan hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the

Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Schedule 6.11 hereto, neither the Borrower nor any member of the Controlled Group has any Contingent Liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA. Schedule 6.11 sets forth each Pension Plan and Welfare Plan to which the Borrower is a party.
          Section 6.12 Environmental Warranties. Except for the matters set forth on Schedule 6.12 hereto, and only to the extent the Borrower’s failure to comply in any case, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect:
                      (a) at all facilities and property (including underlying groundwater) owned, occupied, or leased by the Borrower, except with respect to matters that have been fully resolved, the Borrower is, and continues to be, in compliance with all Environmental Laws;
                      (b) there have been no past (which have not been resolved), and there are no pending or, to the knowledge of the Borrower, threatened (i) claims, complaints, notices or requests for information received by the Borrower with respect to any alleged violation of any Environmental Law, or (ii) complaints, notices or inquiries to the Borrower regarding potential liability under any Environmental Law;
                      (c) there have been no Releases or threatened Releases of Hazardous Materials at, on or under any property now or to the knowledge of any Authorized Officer previously owned, occupied, or leased by any Borrower;
                      (d) the Borrower has been issued and is in compliance with, and to the extent required by applicable Environmental Laws have timely applied to renew, all permits, certificates, approvals, licenses and other authorizations required by Environmental Laws;
                      (e) no property now or previously owned, occupied or leased by the Borrower is listed or, to the knowledge of any Authorized Officer, proposed for listing on any federal or state list of sites requiring any investigation, monitoring, remediation, or clean-up;
                      (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower;
                      (g) the Borrower has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower for any remedial work, damage to natural resources or personal injury;
                      (h) there are no polychlorinated biphenyls or friable asbestos present at any property now owned or leased by the Borrower or, to the knowledge of any Borrower (after due inquiry) previously owned or leased by the Borrower; and

                      (i) no conditions exist at, on or under any property now owned or leased by the Borrower or, to the knowledge of the Borrower (after due inquiry) previously owned or leased by the Borrower, which, with the passage of time, or the giving of notice or both, would give rise to any liability under any Environmental Law.
          Section 6.13 Accuracy of Information. None of the factual information heretofore or contemporaneously furnished (other than projections and forward looking information) in writing to any Secured Party by or on behalf of the Borrower by its representatives, directors, officers, agents or employees in connection with any Credit Document or any transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make such information not materially misleading, and no other factual information hereafter furnished in connection with any Credit Document by or on behalf of the Borrower to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not materially misleading, in each case on the date as of which such information is dated or certified.
          Section 6.14 Margin Stock. No proceeds of any Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, Board Regulation T, U or X.
          Section 6.15 Foreign Assets Control Regulations. None of the requesting or borrowing of any Loans or the use of the proceeds thereof of such will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)) (the “Patriot Act”). Furthermore, the Borrower (a) is not and will not become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations and (b) does not knowingly engages and will not knowingly engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
          Section 6.16 Labor Relations; Management Agreements. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower, or, to the Borrower’s knowledge, threatened against or affecting the Borrower, and no significant unfair labor practice, charges or grievances are pending against the Borrower, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. The Borrower is party to any collective bargaining agreement. There are no Management Agreements.
          Section 6.17 Insurance. All premiums in respect of insurance maintained by or on behalf of the Borrower have been paid. The Borrower reasonably believes that the insurance maintained by or on behalf of the Borrower is adequate and conforms to the requirements set forth in Section 8.3.

          Section 6.18 Collateral Documents(a) .
                      (a) The Security Agreement is effective to create, in favor of the Agent, a legal, valid and enforceable security interest in the Collateral described in the Security Agreement and, upon the filings of financing statements pursuant to the UCC, constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral which may be perfected by filing, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 10.3.
                      (b) Any Control Agreement is effective to create, in favor of the Agent, a legal, valid and enforceable Lien on all of the Borrower’s right, title and interest in and to the Deposit Accounts described therein and the proceeds thereof, and constitute a Lien on, and security interest in, all right, title and interest of the Borrower in such Deposit Accounts and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons expressly permitted by Section 10.3.
                      (c) The Borrower hereby covenants to perform all of its obligations under the Lockbox Agreement and the Intercreditor Agreement and direct all Lessees to make all Contract Payments to the “Lockbox” and the “Lockbox Account” (as such terms are defined in the Lockbox Agreement).
          Section 6.19 Compliance with OFAC Rules and Regulations.
          The Borrower (a) is not a Sanctioned Person, (b) does not have any of its assets in Sanctioned Countries, and (c) does not derive any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
ARTICLE VII
FINANCIAL INFORMATION AND NOTICES
          The Borrower will furnish, or cause to be furnished, to the Agent and the Lenders, each of the following:
          Section 7.1 Financial Statements and Projections.
                      (a) Quarterly Financial Statements(b) . As soon as available and in any event within sixty (60) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries, as of the close of such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended for the Borrower and its consolidated Subsidiaries, including, without limitation, the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by an Authorized Officer to present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries, and the results of operations of the Borrower and its consolidated Subsidiaries, for the periods then ended, subject to normal year end adjustments.
                      (b) Annual Financial Statements(c) . As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries, as of the close of such Fiscal Year and audited consolidated statements of income, retained earnings and cash flows of the Borrower and its consolidated Subsidiaries, for the Fiscal Year then ended, including, without limitation, the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by an independent certified public accounting firm acceptable to the Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the Borrower and its consolidated Subsidiaries, or with respect to accounting principles followed by the Borrower and its consolidated Subsidiaries not in accordance with GAAP.
                      (c) Aging Reports(d) . Monthly, on the twentieth (20th) day of each month, a monthly aging report for the prior month of (i) the total portfolio of Contracts serviced by the Borrower, in summary form, and of (ii) Contracts which are Collateral.
          Section 7.2 Certificates.
                      (a) Compliance Certificate(e) . At each time financial statements are delivered pursuant to Section 7.1(a) or Section 7.1(b) hereof, a Compliance Certificate dated as of the date of the related financial statements.
                      (b) Borrowing Base Certificate(f) . Monthly, on the twentieth (20th) day of each month, a Borrowing Base Certificate as of the last date of the immediately preceding month.
          Section 7.3 Other Reports.
                      (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its board of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management letters or reports and any management responses thereto;
                      (b) promptly upon their becoming available, copies of such other financial statements, reports, notices, prospectuses and registration statements, if any, as any Borrower may be required to publicly file with the IRS, the SEC, any national securities exchange or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding governmental commission, department, board, bureau, or agency, federal or state; and

                      (c) tax returns and such other information regarding the operations, business affairs and financial condition of the Borrower or the Collateral as the Agent or any Lender may reasonably request.
          Section 7.4 Notice of Litigation and Other Matters. Promptly (but in no event later than five (5) Business Days after the Borrower obtains knowledge thereof) telephonic and written notice of:
                      (a) the commencement of any proceedings and investigations by or before any Governmental Authority, and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any of its properties, assets or businesses, which could reasonably be believed to create a potential liability or judgment in excess of $1,000,000;
                      (b) any notice of any violation received by the Borrower from any Governmental Authority including, without limitation, any notice of violation of any Environmental Law;
                      (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower;
                      (d) any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against the Borrower;
                      (e) (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;
                      (f) any change (i) in the Borrower’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of the Borrower’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in the Borrower’s identity or corporate structure, (iv) in the Borrower’s Federal Taxpayer Identification Number or (v) in the Borrower’s jurisdiction of organization (and the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral);
                      (g) if any material portion of the Collateral is damaged or destroyed;
                      (h) any change of any Authorized Officer;

                      (i) any condition or event that constitutes a Default or Event of Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;
                      (j) any Disposition;
                      (k) any default under a Servicing Agreement; and
                      (l) any Material Adverse Effect.
          Section 7.5 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower or any of its Subsidiaries to the Agent or any Lender (other than financial forecasts) whether pursuant to this Article VII or any other provision of this Agreement shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrower’s knowledge thereof.
ARTICLE VIII
AFFIRMATIVE COVENANTS
          The Borrower agrees with each Lender and the Agent that it will, and, where required, will cause its consolidated Subsidiaries to, perform or cause to be performed the obligations set forth below.
          Section 8.1 Maintenance of Existence; Compliance with Laws, etc. The Borrower will:
                      (a) except as otherwise permitted by Section 10.7, preserve and maintain its legal existence; and
                      (b) comply in all material respects with all applicable laws, rules, regulations and orders, including the payment (before the same become delinquent), of all federal, state and other material Taxes and assessments imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower.
          Section 8.2 Maintenance of Properties. The Borrower will maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower may be properly conducted at all times, unless the Borrower determines in good faith that the continued maintenance of such property is no longer economically desirable.
          Section 8.3 Insurance. The Borrower will:

                      (a) maintain with financially sound and reputable insurance companies, insurance, with respect to its properties and business, against loss or damage by fire and other insurance hazards (including extended coverage, property damage, worker’s compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) of the kind and in such amount customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and all insurance required to be maintained under any other Credit Document;
                      (b) if any portion of the Borrower’s property that is subject to a mortgage in favor of the Agent is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act, maintain with financially sound and reputable insurance companies, flood insurance with policy limits and deductibles in such amounts as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business; and
                      (c) maintain all other insurance as may be required under the laws of any state or jurisdiction in which it or they may be engaged in business
                      (d) deliver (i) not later than seven (7) days after the Closing Date and annually thereafter an original certificate of insurance signed by the Borrower’s independent insurance broker describing and certifying as to the existence of the insurance on the properties and assets of the Borrower and its consolidated Subsidiaries required to be maintained by this Agreement and (ii) at the reasonable request of the Agent from time to time (A) a summary schedule indicating all insurance then in force with respect to the Borrower or (B) copies of the policies evidencing such insurance coverage. Each insurance policy shall provide for at least thirty (30) days’ prior written notice to the Agent of any termination of or proposed cancellation, nonrenewal or material modification of such policy. All policies delivered pursuant to this Section shall be in addition to any requirements to maintain specific types of insurance contained in any other Credit Document.
          Section 8.4 Visitations, Books and Records, Field Audits. The Borrower will, and will cause each of its consolidated Subsidiaries to:
                      (a) keep true books and records in which full, true and correct entries will be made in accordance with GAAP and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all contingencies, and all other reserves, and maintain computerized systems capable of (i) tracking the Eligible Contracts, enabling the Borrower at all times to identify the same by Lessee and (ii) enabling the Borrower to calculate the Net Present Value and Original Net Equipment Cost;
                      (b) permit the Agent, any Lender or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit the Borrower’s offices, to discuss the Borrower’s financial matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower’s financial matters with the Agent, any

Lender or any of their respective representatives) and to examine (and photocopy extracts from) any of its books and records provided that no more than one such visit shall occur during any Fiscal Year if no Event of Default has occurred and is continuing;
                      (c) shall assist in any collateral field audit performed (by any accounting firm reasonably acceptable to the Agent) at the request of the Agent, which audit shall be in form and substance reasonably satisfactory to Agent, the cost of which shall be paid by the Borrower; provided that the Borrower shall be responsible for the cost of no more than one such audit performed during any Fiscal Year if no Event of Default has occurred and is continuing; and
                      (d) pay any fees of such independent public accountant or auditor incurred in connection with the Agent’s and the Lenders’ exercise of its rights pursuant to this Section, and reimburse all reasonable out-of-pocket costs of such visits of the Agent.
                      Section 8.5 Environmental Law Covenant. The Borrower will, except in each case where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
                      (a) occupy, use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations required by Environmental Laws in effect and remain in material compliance therewith, and handle all Hazardous Materials in compliance with, all applicable Environmental Laws; and
                      (b) promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws and promptly resolve any non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law.
          Section 8.6 Use of Proceeds. The Borrower will apply the proceeds of the Loans to finance the purchase of Eligible Contracts.
          Section 8.7 Future Subsidiaries, Security, etc. The Borrower will not create or acquire any Subsidiaries or enter into any joint-ventures. From time to time, the Borrower will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Agent or the Required Lenders shall designate pursuant to the terms of this Agreement (it being understood that it is the intent of the parties that the Obligations shall be secured by all of the issued and outstanding Capital Securities of any Subsidiaries of the Borrower and substantially all the assets of the Borrower, including real and personal property acquired subsequent to the Closing Date). Such Liens will be created under the Credit Documents in form and substance reasonably satisfactory to the Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Agent shall reasonably request to evidence compliance with this Section.

          Section 8.8 Procedures to Ensure Information Dissemination. The Borrower will, and will cause each of its consolidated Subsidiaries to, establish and maintain adequate policies and procedures to ensure that at least one Authorized Officer is promptly informed of all matters referenced in this Agreement for which the Secured Parties are relying on such Authorized Officer’s knowledge with respect to the obligations set forth in Sections 6.13 and Article VII.
          Section 8.9 Further Assurances.
                      (a) The Borrower will, and will cause each Subsidiary which becomes a party hereto, to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created by the Credit Documents or the validity or priority of any such Lien, all at the expense of the Borrower. The Borrower also agrees to provide the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Credit Documents.
                      (b) If any assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrower will notify the Agent thereof, and, if requested by the Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations applicable, and will take such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in clause (a) of this Section, all at the expense of the Borrower.
                      (c) If any Borrower opens or establishes any Deposit Account with any Person (other than with respect to any Deposit Account with the Agent), such Borrower shall subject such Deposit Account to a Control Agreement to the extent required by the Security Agreement.
                      (d) Each Contract acquired by the Borrower shall be acquired pursuant to an Assignment Agreement.
                      (e) Not later than seven (7) days after the Closing Date, the Borrower shall enter into and maintain a Servicing Agreement, in form and substance reasonably satisfactory to the Agent, with respect to the Contracts.
          Section 8.10 Maintenance of Assets. With respect to the Contracts and related assets owned or serviced by the Borrower, the Borrower shall:
                      (a) invoice and collect from each Lessee all Lease Payments required to be paid by such Lessee in such manner and to the same extent as the Borrower does with respect to similar contracts held for their own account;

                      (b) fulfill all of the obligations of the Borrower and any of the ongoing responsibilities (if any) of the lessor or lender under a Contract and exercise all rights of the Borrower with respect to the Contracts and the Equipment;
                      (c) maintain with respect to each Contract and each piece of Equipment, and with respect to each payment by each Lessee and compliance by each Lessee with the provisions of each Contract, complete and accurate records in such manner and to the same extent as the Borrower does with respect to similar contracts held for their own accounts;
                      (d) execute, deliver, report and file any and all tax returns with respect to sales, use, personal property and other taxes (other than corporate income tax returns) and any and all notices, reports, licensing applications or other required filings required to be filed in any jurisdiction with respect to any Equipment and any and all filings required with respect to such Equipment;
                      (e) apply for and maintain (or cause to be applied for and maintained) all licenses, permits, registrations, authorizations and other governmental items necessary for the Borrower to acquire, hold, manage and sell the Equipment, or enforce or collect Contracts, in each jurisdiction where the failure to maintain such licenses, permits, registrations, authorizations or governmental items could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect;
                      (f) pay or cause to be paid all applicable taxes properly due and owing in connection with the Contracts and Equipment;
                      (g) enforce and negotiate the terms of any Contract in accordance with the terms of the Servicing Standard;
                      (h) repossess and remarket any Equipment in accordance with the terms of the Servicing Standard;
                      (i) negotiate and maintain any insurance required by the Servicing Standard;
                      (j) investigate, consistent with its past practices and policies and at its own expense, the facts and circumstances surrounding each casualty or Event of Loss with respect to any Equipment, collect or arrange for payment from the appropriate Lessee or third party and process all payment requests under the insurance policies with respect to such Equipment;
                      (k) in connection with its performance of the responsibilities and obligations, and exercise of rights, under a Contract as lender, minimize any abatement, reduction, recoupment, setoff, defense or counterclaim by the related Lessee;
                      (l) fully perform all obligations under the Contracts for which the nonperformance of such obligations would create a setoff or counterclaim right by the applicable Lessee; and

                      (m) maintain, in the custody of LEAF Financial, a Contract File with respect to each Contract.
ARTICLE IX
FINANCIAL COVENANTS
          The Borrower covenants and agrees with each Lender and the Agent that the Borrower will perform or cause to be performed the obligations set forth below.
          Section 9.1 Maximum Leverage Ratio(a) . The Borrower will not permit the Leverage Ratio as of the last day of any Fiscal Quarter to be greater than 7.50 to 1.00.
          Section 9.2 Minimum Tangible Net Worth. The Borrower will not permit Tangible Net Worth as of the last day of any Fiscal Quarter to be less than $5,000,000.
ARTICLE X
NEGATIVE COVENANTS
          The Borrower covenants and agrees with each Lender and the Agent that the Borrower will, and will cause its consolidated Subsidiaries to, perform or cause to be performed the obligations set forth below.
          Section 10.1 Business Activities. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, engage in any business activity except for equipment leasing or lending and those related business activities engaged in on the date of this Agreement (and activities reasonably incidental, complementary or substantially similar thereto).
          Section 10.2 Indebtedness. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than:
                      (a) Indebtedness in respect of the Obligations;
                      (b) Indebtedness existing as of the Closing Date which is identified in Schedule 10.2 hereto, together with refinancings, renewals or replacements of any such Indebtedness in the manner permitted under Section 10.5 hereof;
                      (c) unsecured Indebtedness (i) for trade payables incurred in the ordinary course of business of the Borrower and their Subsidiaries and (ii) in respect of performance, surety or appeal bonds provided in the ordinary course of business, but excluding (in each case), Indebtedness incurred through the borrowing of money or Contingent Liabilities in respect thereof;
                      (d) Indebtedness of the Borrower comprised of Hedging Obligations permitted pursuant to Section 10.13;
                      (e) Capitalized Lease Liabilities in an aggregate amount at any time outstanding not to exceed $100,000;

                      (f) Purchase money obligations in an aggregate amount at any time not to exceed $100,000; and
                      (g) any other unsecured Indebtedness in an aggregate amount at any time not to exceed $100,000. provided, however, that no Indebtedness otherwise permitted by clause (c), (e) or (f) above shall be assumed or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.
          Section 10.3 Liens. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues, assets or other Collateral, whether now owned or hereafter acquired, except:
                      (a) Liens securing payment of the Obligations;
                      (b) Liens existing as of the Closing Date and disclosed in Schedule 10.3 hereto securing Indebtedness described in Section 10.2(c); provided, that no such Lien shall encumber any additional property (other than proceeds, products or replacements of such property) not already securing such Indebtedness on the Closing Date;
                      (c) Liens securing Indebtedness permitted to be incurred under Sections 10.2(e) and (f); provided, that (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of the applicable property, improvements or equipment at the time of such acquisition (or construction) or lease and (iii) such Lien secures only the assets and the proceeds, products or replacements of such assets that are the subject of the Indebtedness referred to in such clause;
                      (d) Liens in favor of carriers, warehousemen, suppliers, repairmen, mechanics, materialmen, landlords and other similar liens granted in the ordinary course of business for amounts not overdue for a period of more than 60 days or being diligently contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provision in accordance with GAAP shall have been made therefor;
                      (e) Liens incurred or pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, trade contracts, leases, statutory bonds, performance bonds or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;
                      (f) judgment Liens which do not otherwise result in an Event of Default;

                      (g) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances, in each case, not interfering in any material respect with the ordinary course of business of the Borrower;
                      (h) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves or other appropriate provisions in accordance with GAAP shall have been made;
                      (i) Liens arising from precautionary UCC financing statements regarding operating leases, provided that such Lien is limited to the equipment leased;
                      (j) Liens of a collecting bank under UCC 4-210 on items in the course of collection;
                      (k) statutory liens under UCC Article 2; and
                      (l) bank set-off rights against Deposit Accounts.
          Section 10.4 Investments. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:
                      (a) Investments existing on the Closing Date and identified in Schedule 10.4 hereto;
                      (b) Cash Equivalent Investments;
                      (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
                      (d) Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
                      (e) Investments consisting of any deferred portion of the sales price received by the Borrower or any Subsidiary in connection with any Disposition permitted under Section 10.8;
                      (f) without duplication, Investments to the extent permitted as Indebtedness pursuant to Section 10.2(e); and
                      (g) Investments by way of the acquisition of assets pursuant to Financed Acquisitions.
          Section 10.5 Restricted Payments.

          The Borrower will not, and will not permit any of its consolidated Subsidiaries to, declare, make or permit, or agree to pay or make, directly or indirectly, any Restricted Payment, except for dividends (i) payable to the Borrower, and (ii) payable by the Borrower solely in shares of any class of its common stock.
          Section 10.6 Issuance of Capital Securities. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, (a) issue any Capital Securities that, by their terms (or by the terms of any securities into which they are convertible or for which they are exchangeable), or upon the happening of any event, mature or are subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the Termination Date (whether for value or otherwise) or (b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment prior to at least six months after the Termination Date in respect of any Capital Securities of the Borrower or any option, warrant or other right to acquire any such Capital Securities.
          Section 10.7 Consolidation, Merger, etc. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets or Capital Securities of any Person (or any division thereof).
          Section 10.8 Sale of Assets. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, more than ten percent (10%) of their assets, business or property (whether now owned or hereafter acquired, including, without limitation, Contracts and accounts receivable) during any consecutive twelve (12) month period, or issue or sell any shares of any such Person’s Subsidiary’s common stock to any Person other than the Borrower, except: (a) a discount of or an adjustment to any account receivable in accordance with past practices; (b) the sale or other disposition for fair market value, and in the ordinary course of business, of obsolete or worn out property, or other property not necessary for operations, and (c) sales of Contracts and the related Equipment, for fair market value, but only to the extent that such sales are without any recourse, direct or indirect, to the Borrower or any consolidated Subsidiary thereof.
          Section 10.9 Transactions with Affiliates. Except as set forth on Schedule 10.9 and excluding transactions, payments or distributions otherwise expressly permitted hereunder, the Borrower will not and will not permit any of its consolidated Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate of the Borrower, unless such arrangement, transaction or contract is (a) on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (b) of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person that is not one of its Affiliates, and the Agent receives prompt written notice of such transaction.

          Section 10.10 Restrictive Agreements. The Borrower will not, and will not permit any of its consolidated Subsidiaries to, enter into or permit to exist any agreement prohibiting:
                      (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired to the extent any such negative pledge would prohibit the creation or first priority perfection of any Liens securing payment of the Obligations;
                      (b) the ability of the Borrower to amend or otherwise modify any Credit Document; or
                      (c) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.
          Section 10.11 Sale and Leaseback. The Borrower will not directly or indirectly enter into any agreement or arrangement, as a lessee, providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.
          Section 10.12 Amendment to Material Documents.
                      (a) The Borrower will not, and will not permit any of its consolidated Subsidiaries to, amend, supplement or otherwise modify any: (i) Organizational Document; (ii) Assignment Agreement; or (iii) Servicing Agreement, in any manner materially adverse to the interests, rights or obligations of any Secured Party.
                      (b) The Borrower will not, and will not permit any of their consolidated Subsidiaries to, agree to or permit any amendment, modification or waiver of any provision of any agreement, document, instrument or note governing or evidencing the Subordinated Debt if the effect of such amendment, modification or waiver is to: (i) increase the interest rate on such Subordinated Debt or change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) create any covenant thereunder or grant any collateral therefor; or (iv) otherwise confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Borrower or any such consolidated Subsidiary or to the any Secured Parties.
          Section 10.13 Hedging Obligations. The Borrower will not enter into any Hedging Obligations other than Hedging Obligations entered into in the ordinary course of business to manage interest rate risk of the Borrower and not for speculative purposes.
          Section 10.14 Accounting Changes. The Borrower will not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change their Fiscal Year.

          Section 10.15 Upstream Limitations.The Borrower will not, and will not permit any of its consolidated Subsidiaries, to enter into any agreement, contract, or arrangement (other than the Credit Documents) restricting the ability of any of its Subsidiaries to pay or make dividends or distributions in cash or kind, to make loans, advances, or other payments of whatsoever nature or to make transfers or distributions of all or any part of their assets to the Borrower or to any Subsidiary of the Borrower.
ARTICLE XI
EVENTS OF DEFAULTS AND REMEDIES
          Section 11.1 Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”:
                      (a) Non-Payment of Obligations. The Borrower shall fail to make any payment or prepayment of any principal of any Loan when due or any payment of interest on any Loan or any fee described in Article III or any other monetary Obligation, within three (3) Business Days of when due.
                      (b) Breach of Warranty. Any representation or warranty of the Borrower made or deemed to be made in any Credit Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made or deemed to have been made in any material respect.
                      (c) Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance or observance of any of its obligations under Article VII, Section 8.1, Section 8.7, Section 8.11, Article IX, or Article X.
                      (d) Non-Performance of Other Covenants and Obligations. The Borrower shall default in the due performance and observance of any agreement, covenant or obligation contained in any Credit Document executed by it (other than those described in Section 11.1(a)-(c) above), and, to the extent susceptible to remedy, such default shall continue unremedied for a period of 30 days after the earlier of (i) the date the Borrower is required pursuant to the Credit Documents or otherwise to give notice thereof to the Agent (whether or not such notice is actually given), or (ii) the date notice thereof shall have been given to the Borrower by the Agent or any Lender.
                      (e) Default on Other Indebtedness. A default shall occur in the payment of an amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 11.1(a)) of the Borrower or any of its Subsidiaries, having an outstanding principal amount, individually or in the aggregate, in excess of $1,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity, in each case, regardless of whether such default is waived, or such right is exercised, by such holder (or trustee or agent), unless the effect of such waiver is to terminate permanently the right of such holder (or trustee or agent) to accelerate the maturity thereof or demand cash collateral in respect thereof on account of such default.
                      (f) Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $1,000,000 (exclusive of any amounts to the extent covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of its Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days (or such longer period during which execution of the same shall have been stayed) after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
                      (g) Pension Plans. Any of the following events shall occur with respect to any Pension Plan:
                         (i) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, any Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000; or
                         (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.
                      (h) Change in Control. Any Change in Control shall occur.
                      (i) Bankruptcy, Insolvency, etc. The Borrower shall:
                         (i) become “insolvent” as defined by Section 101(32) of the United States Bankruptcy Code, 11 U.S.C. §101(32)or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
                         (ii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
                         (iii) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days; provided, that the Borrower hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60 day period to preserve, protect and defend their rights under the Credit Documents;
                         (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided, that the Borrower hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60 day period to preserve, protect and defend their rights under the Credit Documents; or
                         (v) take any action authorizing, or in furtherance of, any of the foregoing.
                      (j) Impairment of Security, etc. Any Credit Document or any Lien granted thereunder (except Liens released in accordance with the terms of the Credit Documents) shall, in whole or in part, terminate, cease to be in effect or cease to be the legally valid, binding and enforceable obligation of the Borrower; the Borrower shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Credit Document, any Lien on collateral with a value singly or in the aggregate in excess of $1,000,000 securing any Obligation shall, in whole or in part, cease to be a perfected Lien subject only to Liens permitted under Section 10.3.
                      (k) Uninsured Damage. The occurrence of any uninsured damage to or loss, theft or destruction of, any assets of the Borrower or any of its Subsidiaries and such damage, loss, theft or destruction shall exceed $1,000,000 in the aggregate at any time.
                      (l) Servicer Default. The occurrence of any Servicer Default.
          Section 11.2 Action if Bankruptcy. If any Event of Default described in Section 11.1(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations (other than Secured Hedging Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person.
          Section 11.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 11.1(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations (other than Secured Hedging Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.
          Section 11.4 Application of Proceeds. Following an Event of Default and acceleration of the Obligations, the Agent shall apply proceeds of Collateral as follows:
          First, to payment of that portion of the Obligations constituting fees, expenses (including, without limitation, expenses relating to attorneys’ fees and other professionals’ fees), indemnities and other amounts due to the Agent in its capacity as such;
                      Second, to payment of that portion of the Obligations constituting accrued and unpaid interest and accrued and unpaid commitment fees or other fees, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Second” due to them;
                      Third, to payment of that portion of the Obligations constituting unpaid principal of any Loans, ratably amongst the Lenders in proportion to the respective amounts described in this clause “Third” due to them;
                      Fourth, to payment of all other Obligations, ratably amongst the Secured Parties in proportion to the respective amounts described in this clause “Fourth” due to them; and
                      Finally, the balance, if any, after all of the Obligations have been satisfied, to the Borrower or as otherwise required by law.
                                For purposes of this Section 11.4, if there are Obligations arising out of Secured Hedging Agreements, the Agent shall determine whether such obligations are most appropriately characterized as interest, principal, fees or other and shall add those obligations to the appropriate category above. Any determination of the Agent in this regard shall be conclusive absent manifest error, provided, however, that the characterization of such obligations shall be the same with respect to all Secured Parties.
ARTICLE XII
THE AGENT
          Section 12.1 Actions. Each Lender hereby irrevocably appoints National City as its Agent. Each Lender authorizes the Agent to act on behalf of such Lender under each Credit Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of applicable law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of any Credit Document, including reasonable attorneys’ fees, and as to which the Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent’s gross negligence or willful misconduct. The Agent shall not be required to take any action under any Credit Document, or to prosecute or defend any suit in respect of any Credit Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the Agent’s determination, inadequate, the

Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
          Section 12.2 Funding Reliance, etc. Unless the Agent shall have been notified in writing by any Lender by 5:00 p.m. on the Business Day prior to the date of any Borrowing that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, when all conditions to borrowing have been satisfied such Lender and the Borrower severally agree to repay the Agent forthwith within three (3) Business Days of demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrower) and (in the case of a Lender), at the Federal Funds Rate for the first two (2) Business Days after which such amount has not been repaid, and thereafter at the interest rate applicable to Loans comprising such Borrowing.
          Section 12.3 Exculpation. Neither the Agent nor any of its respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under any Credit Document, or in connection herewith or therewith, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Credit Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Credit Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its Obligations, except, in each case, to the extent determined by a court of competent jurisdiction in a final proceeding to have resulted from their own gross negligence or willful misconduct. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.
          Section 12.4 Successor. The Agent may resign as such at any time upon at least 10 days’ prior notice to the Borrower and the Lenders. If the Agent at any time shall resign, the Required Lenders may appoint another Lender as a successor Agent (with, so long as no Default or Event of Default has occurred and is continuing, the consent of the Borrower, provided that the resignation of the Agent is not contingent upon such consent), which Lender, upon such appointment (and all applicable consents), thereupon shall become the Agent hereunder. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided, however, that if, such retiring Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under the Credit Documents, and Section 13.3 and Section 13.4 shall continue to inure to its benefit.
          Section 12.5 Loans by Agent. Agent shall have the same rights and powers with respect to (x) the Loans made by it or any of its Affiliates, and (y) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not Agent. Agent and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if Agent were not Agent hereunder.
          Section 12.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender’s review of the financial information of the Borrower, the Credit Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Credit Documents.
          Section 12.7 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by the Credit Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with this Section, the Agent shall be entitled to rely upon any Secured Party that has entered into a Secured Hedging Agreement for a determination (which such Secured Party agrees to provide or cause to be provided upon request of each Agent) of the outstanding Obligations owed to such Secured Party under any Secured Hedging Agreement. Unless it has actual knowledge evidenced by way of written notice from any such Secured Party and the Borrower to the contrary, the Agent, in acting in such capacity under the Credit Documents, shall be entitled to assume that no Secured Hedging Agreements or Obligations in respect thereof are in existence or outstanding.

          Section 12.8 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Agent has received a written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 13.1) take such action with respect to such Default as shall be directed by the Required Lenders; provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders or all Lenders.
ARTICLE XIII
MISCELLANEOUS
          Section 13.1 Waivers, Amendments, etc.
                      (a) Waivers and Amendments. (g) The provisions of each Credit Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver shall:
                         (i) modify this Section without the consent of all Lenders;
                         (ii) increase the aggregate amount of any Loans required to be made by a Lender pursuant to its Commitment, extend the maturity date of any Loan made (or participated in) by any Lender or reduce any fees described in Article III payable to any Lender without the consent of such Lender or change the date or the amount of any principal repayment described in Section 3.1(a), without the consent of each Lender to be adversely affected by such amendment, modification or waiver;
                         (iii) forgive, or otherwise reduce, the principal amount of or reduce the rate of interest on any Lender’s Loan or extend the date on which interest or fees are payable in respect of any Lender’s Loans, in each case, without the consent of such Lender (it being understood and agreed, however, that any vote to rescind any acceleration made pursuant to Section 11.2 and Section 11.3 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);
                         (iv) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;
                         (v) except as otherwise expressly provided in a Credit Document, release the Borrower from its Obligations under any Credit Documents, or all or substantially all of the Collateral under the Credit Documents, in each case without the consent of all Lenders (and each counterparty under any Secured Hedging Agreement, if not then a Lender); or

                         (vi) affect adversely the interests, rights or obligations of the Agent (in its capacity as the Agent), unless consented to by the Agent.
                      (b) Secured Hedging Agreements(h) . In addition to the foregoing, no amendment shall be made to any Credit Document without the consent of each counterparty to a Secured Hedging Agreement affected thereby if the effect thereof would be to exclude the Obligations evidenced by a Secured Hedging Agreement from the collateral security and other benefits of such Credit Document (it being understood that any release of Liens shall be permitted to be effectuated by Agent, Required Lenders or all Lenders (together with the consent of any counterparty to a Secured Hedging Agreement, if required), as applicable, in accordance with the terms of this Agreement).
                      (c) No Waiver(i) . No failure or delay on the part of the Agent or any Lender in exercising any power or right under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent or any Lender under any Credit Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
                      (d) Replacement of Lender(j) . In the event that any Lender or Lenders refuse to approve any waiver or amendment the Agent deems advisable, then the Agent may or, so long as no Event of Default has occurred and is continuing, the Borrower may (but shall not be obligated to), upon notice to such Lender (and the Agent, if applicable), require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in Section 13.11), all of its interests, rights, duties and obligations under this Agreement and the Credit Documents to an Assignee Lender that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided that (i) if it is an assignment at the request of the Borrower, the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld or delayed, (ii) if it is an assignment at the request of the Agent and no Event of Default has occurred and is continuing, the Borrower shall have consented to such assignment which consents shall not be unreasonably withheld or delayed and (iii) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents, from the assignee (to the extent of such outstanding principal, accrued interest and accrued fees) or Borrower (in the case of all other amounts).
          Section 13.2 Notices; Time.
                      (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

                         (i) if to the Borrower, to it to it c/o LEAF Asset Management, LLC, 1818 Market Street, 9th Floor, Philadelphia, PA 19103, Attention of Miles Herman (Facsimile No. 215.640.6363);
                         (ii) if to the Agent, to National City Bank, One South Broad Street, 14th Floor, Philadelphia, Pennsylvania 19107, Attention of Michael Labrum, Senior Vice President (Facsimile No. (267.256.4002); and
                         (iii) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
                      (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
                      (c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
                      (d) Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.
                      (e) Unless otherwise indicated, all references to the time of a day in a Credit Document shall refer to the time of day in Cleveland, Ohio.
          Section 13.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Agent (including the reasonable fees and out-of-pocket expenses of any counsel to the Agent and of local counsel, if any, who may be retained by or on behalf of the Agent) in connection with:
                      (a) the negotiation, preparation, execution and delivery of each Credit Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Credit Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;
                      (b) the filing, recording, refiling or rerecording of any Credit Document and/or any financing statements relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms of any Credit Document; and

                      (c) the preparation and review of the form of any document or instrument relevant to any Credit Document.
          The Borrower further agrees to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of each Credit Document, the Loans or the issuance of the Notes. The Borrower also agrees to reimburse each Secured Party upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel to each Secured Party) incurred by such Secured Party in connection with (x) the negotiation of any restructuring or “work-out” with the Borrower, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.
          Section 13.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, the Borrower hereby indemnifies, exonerates and holds each Secured Party, and each of their respective affiliates, officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to:
                      (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;
                      (b) the entering into and performance of any Credit Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Loan, provided that any such action is resolved in favor of such Indemnified Party);
                      (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;
                      (d) any investigation, litigation, action or proceeding (including any threatened investigation, litigation or proceeding) respectively made, filed, or instituted and related to any environmental cleanup, audit, compliance or other matter relating to either the protection human health or the environment or the Release by the Borrower or any Subsidiary thereof of any Hazardous Material; or
                                   the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any

Environmental Law), regardless of whether caused by, or within the control of, the Borrower or Subsidiary;
except for Indemnified Liabilities arising for the account of a particular Indemnified Party which are determined by a court of competent jurisdiction in a final proceeding to have resulted from the such Indemnified Party’s gross negligence or willful misconduct. Except as otherwise provided in this paragraph, the Borrower and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted. Except as otherwise provided in this paragraph, it is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, the Borrower’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of the Borrower with respect to the violation or condition which results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
          Notwithstanding anything to the contrary in this Agreement, no Indemnified Party shall effect the settlement or compromise of any litigation, investigation or proceeding (including any threatened litigation, investigation or proceeding) in respect of which indemnification may be sought, without the Borrower’s prior written consent (not to be unreasonably withheld).
          Section 13.5 Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 13.3 and 13.4, and the obligations of the Lenders under Section 13.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 13.3 and 13.4) and the occurrence of the date on which all Obligations have been paid in full in cash, all Secured Hedging Agreements have been terminated and all Commitments shall have terminated. The representations and warranties made by the Borrower in each Credit Document shall survive the execution and delivery of such Credit Document.
          Section 13.6 Severability. Any provision of any Credit Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Credit Document or affecting the validity or enforceability of such provision in any other jurisdiction.
          Section 13.7 Headings. The various headings of each Credit Document are inserted for convenience only and shall not affect the meaning or interpretation of such Credit Document or any provisions thereof.
          Section 13.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower, the Agent and each Lender (or notice thereof satisfactory to the Agent), shall have been received by the Agent.

          Section 13.9 Governing Law; Entire Agreement. EACH CREDIT DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A CREDIT DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA. The Credit Documents constitute the entire understanding among the parties hereto with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.
          Section 13.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer its rights or obligations hereunder without the consent of all Lenders (except as otherwise expressly permitted by the Credit Documents).
          Section 13.11 Assignments and Participations in Loans; Register. Each Lender may assign, or sell participations in, its Loans and Commitment to one or more other Persons in accordance with this the terms set forth below.
                      (a) Assignments(k) . Any Lender, pursuant to a Lender Assignment Agreement, with the consent (which consent shall not be unreasonably delayed or withheld) of (i) the Borrower, to the extent no Default or Event of Default has occurred and is continuing, and (ii) the Agent, may at any time assign and delegate to any one or more commercial banks, funds or other financial institutions, and upon notice to the Borrower and the Agent, upon the Agent’s acknowledgment on a Lender Assignment Agreement, may assign and delegate to any of its Affiliates or to any other Lender or to a Related Fund of any Lender (pursuant to applicable law) (each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an “Assignee Lender”), all or any fraction of such Lender’s Loans and Commitment in a minimum aggregate amount of $500,000 (or, if less, the entire remaining amount of such Lender’s Loans and Commitment). The Borrower and the Agent shall be entitled to continue to deal solely and directly with a Lender in connection with the interests so assigned and delegated to an Assignee Lender until:
                         (i) notice of such assignment and delegation, together with (A) payment instructions, (B) the Internal Revenue Service forms or other statements contemplated or required to be delivered pursuant to Section 4.6, if applicable, and (C) addresses and related information with respect to such Assignee Lender, shall have been delivered to the Borrower and the Agent by such assignor Lender and such Assignee Lender;
                         (ii) such Assignee Lender shall have executed and delivered to (A) the Borrower and the Agent a Lender Assignment Agreement, accepted by the Agent, and (B), if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Subsidiaries and Affiliates or their respective securities) will be made available and who may receive such information in accordance with the such Assignee Lender’s compliance procedures and applicable laws, including Federal and state securities laws; and

                         (iii) the processing fees described below shall have been paid.
          From and after the date that the Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender under the Credit Documents, and (y) the assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Credit Documents.
          Within five (5) Business Days after its receipt of notice that the Agent has received and accepted an executed Lender Assignment Agreement, if requested by the Assignee Lender, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) a new Note evidencing such Assignee Lender’s assigned Commitment and, if the assignor Lender has retained a Commitment hereunder, if requested by such Lender, a replacement Note in the principal amount of the Commitment retained by the assignor Lender hereunder (such Note to be in exchange for, but not in payment of, the Note then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Note. The assignor Lender shall mark each predecessor Note “exchanged” and deliver each of them to the Borrower. Accrued interest on that part of each predecessor Note evidenced by a new Note, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of each predecessor Note evidenced by a replacement Note shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement.
          Such assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,500 to the Agent upon delivery of any Lender Assignment Agreement; provided, however, that no such fee shall be payable in the case of an assignment to an Affiliate of the assignor Lender or a Related Fund with respect to such assignor Lender; and provided, further that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), only a single such processing fee shall be payable for all such contemporaneous assignments.
          Notwithstanding anything to the contrary set forth above, (A) any Lender may (without requesting the consent of the Borrower or the Agent) pledge its Loans and all or any portion of its rights in connection with this Agreement and the Credit Documents to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and (B) any Lender that is a fund that invests in bank loans may (without the consent of the Borrower or the Agent) pledge its Loans and all or any portion of its rights in connection with this Agreement and the Credit Documents to the holders (or to the trustees for such holders) of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, that any foreclosure or other exercise of remedies by such holder (or such trustee) shall be subject to the provisions of this Section regarding assignments in all respects. No pledge described in the immediately preceding clause (ii) shall release such Lender from its obligations hereunder.

                      (b) Participations. Any Lender may sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Participant”) participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that:
                         (i) no participation contemplated in this Section shall relieve such Lender from its Commitment or its other obligations under any Credit Document;
                         (ii) such Lender shall remain solely responsible for the performance of its Commitment and such other obligations;
                         (iii) the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under each Credit Document;
                         (iv) no Participant, unless such Participant is an Affiliate of such Lender or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action under any Credit Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, take any actions of the type described in clauses (a), (b), or (f) or, to the extent requiring the consent of such Lender, clause (c) of Section 13.1 with respect to Obligations participated in by such Participant; and
                         (v) the Borrower shall not be required to pay any amount under this Agreement that is greater than the amount which it would have been required to pay had no participating interest been sold.
          Subject to clause (v) of this Section 13.11(b), the Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, and 4.9, shall be considered a Lender. Each Participant shall be entitled to all information regarding the Borrower that has been provided to the Lender selling the participation. Each Participant shall only be indemnified for increased costs pursuant to Section 4.3, 4.5 or 4.6 if and to the extent that the Lender which sold such participating interest to such Participant concurrently is entitled to make, and does make, a claim on the Borrower for such increased costs. Any Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant under this Section shall indemnify and hold harmless the Borrower and the Agent from and against any taxes, penalties, additions, interest or other costs or losses (including reasonable attorneys’ fees and expenses) incurred or payable by the Borrower or the Agent as a result of the failure of the Borrower or the Agent to comply with its obligations to deduct or withhold any Taxes from any payments made pursuant to this Agreement or the relevant Credit Documents to such Lender or the Agent, as the case may be, which Taxes would not have been incurred or payable if such Participant had been a Non-U.S. Lender that was entitled to deliver to the Borrower, the Agent or such Lender, and did in fact so deliver, a duly completed and valid Form 1001 or 4224 (or applicable successor form) or Exemption Certificate entitling such Participant to receive payments under this Agreement or the relevant Credit Documents without deduction or withholding of any United States federal taxes.

                      (c) Register. The Borrower hereby designates the Agent to serve as the Borrower’s agent, solely for the purpose of this Section, to maintain a register (the “Register”) on which the Agent will record each Lender’s Commitment, the Loans made by each Lender and the Notes evidencing such Loans, and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Agent shall retain a copy of each Lender Assignment Agreement delivered to the Agent pursuant to this Section. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans or Notes. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders shall treat each Person in whose name a Loan and related Note is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto and the Notes evidencing such Loans may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans or the Notes evidencing such Loans made pursuant thereto shall be registered in the Register only upon delivery to the Agent of a Lender Assignment Agreement duly executed by the assignor thereof. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto or the Notes evidencing such Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Agent as provided in this Section.
          Section 13.12 Other Transactions. Nothing contained herein shall preclude the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by the Credit Documents, with the Borrower or any of their Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
          Section 13.13 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE COMMONWEALTH OF PENNSYLVANIA AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 13.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE,

ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE CREDIT DOCUMENTS.
          Section 13.14 Waiver of Jury Trial. THE AGENT, EACH LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, ANY LENDER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER CREDIT DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT, EACH LENDER ENTERING INTO THE CREDIT DOCUMENTS.
          Section 13.15 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act, and the Borrower, hereby agrees to deliver such information to the Lenders as may be requested.
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     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

LEAF EQUIPMENT LEASING INCOME FUND III, L.P., by its general partner LEAF ASSET MANAGEMENT, LLC
By:
Name:
Title:

NATIONAL CITY BANK, as Agent, and as a Lender
By:
Name:
Title:

SCHEDULE I
INITIAL COMMITMENTS

Lender Name	Loan Commitment	Loan Percentages
National City Bank	$25,000,000	100%

Total	$25,000,000	100%

Schedule I